UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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TerraForm Power, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ii

7550 Wisconsin Avenue, 9th Floor
Bethesda, Maryland 20814
April 30, 2018
Dear Stockholder:
It is my pleasure to cordially invite you to attend TerraForm Power, Inc.’s 2018 Annual Meeting of Stockholders. The meeting will be held virtually, via live webcast at http://www.virtualshareholdermeeting.com/TERP18 on May 23, 2018 at 3:30 P.M., Eastern Time.
Details regarding attendance at the Annual Meeting and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. At the meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached Proxy Statement. A copy of TerraForm Power, Inc.’s 2017 Annual Report to Stockholders is also enclosed for your review.
Thank you for your support of TerraForm Power, Inc.

Sincerely,
/s/ Brian Lawson
Chairman of the Board

7550 Wisconsin Avenue, 9th Floor
Bethesda, Maryland 20814
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	May 23, 2018 at 3:30 P.M., Eastern Time

Place	Virtually, via live webcast at http://www.virtualshareholdermeeting.com/TERP18.

Items of Business	Proposal No. 1: Election of directors.

Proposal No. 2: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.

Proposal No. 3:  Advisory vote on the compensation paid to our named executive officers.

Proposal No. 4:  Approval of the issuance of up to 61,000,000 additional shares of Class A common stock pursuant to Nasdaq Listing Rules 5635(a) and (d).

To transact any other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Record Date	You are entitled to vote at the Annual Meeting and at any adjournments or postponements thereof if you were a stockholder of record at the close of business on May 1, 2018.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. You may vote by either marking, signing and returning the enclosed proxy card or using telephone or internet voting, if available. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.

Internet Availability of Proxy Materials
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 23, 2018. TerraForm Power, Inc.’s Proxy Statement and 2017 Annual Report to Stockholders are available at: http://www.terraformpower.com.

By Order of the Board of Directors,

April 30, 2018
Bethesda, Maryland	/s/ Brian Lawson
Chairman of the Board

Table of Contents

PROXY STATEMENT	1
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	2
DIRECTOR COMPENSATION	15
EXECUTIVE OFFICER COMPENSATION	18
POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS	29
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	35
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	36
PROPOSAL 1 ELECTION OF DIRECTORS	37
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018	39
PROPOSAL 3 ADVISORY VOTE TO APPROVE NAMED EXECUTIVE COMPENSATION	41
PROPOSAL 4 APPROVAL OF THE ISSUANCE OF UP TO 61,000,000 ADDITIONAL SHARES OF CLASS A COMMON STOCK PURSUANT TO NASDAQ LISTING RULES 5635(A) AND (D)	42
ADDITIONAL INFORMATION	43
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 23, 2018	43
OTHER MATTERS	43

i

7550 Wisconsin Avenue, 9th Floor
Bethesda, Maryland 20814
PROXY STATEMENT
The board of directors (the “Board”) of TerraForm Power, Inc. (the “Company,” “TerraForm Power,” “we,” “us” or “our”) is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders to be held on May 23, 2018, at 3:30 P.M., Eastern Time, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held virtually, via live webcast at http://www.virtualshareholdermeeting.com/TERP18. The mailing of this Proxy Statement and the accompanying proxy card, Notice of Annual Meeting of Stockholders and the 2017 Annual Report to Stockholders (the “Annual Report”) will commence on or about May 10, 2018, to stockholders of record as of May 1, 2018 (the “Record Date”).

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Q:    Why am I receiving these materials?

A:
We are providing these proxy materials to you in connection with the solicitation, by the board of directors of TerraForm Power, of proxies to be voted at our Annual Meeting and at any adjournments or postponements thereof. You are receiving this Proxy Statement because you were a TerraForm Power stockholder as of the close of business on the Record Date. This Proxy Statement provides notice of the Annual Meeting, describes the four proposals presented for stockholder action and includes information required to be disclosed to stockholders.

Q:    How do I obtain electronic access to the proxy materials?

A:
This Proxy Statement and the Annual Report are available on our website at http://www.terraformpower.com. If you are a stockholder of record, you may elect to receive future annual reports or proxy statements electronically by so indicating on your proxy card. If you hold your shares in street name, you should contact your broker, bank or other nominee for information regarding electronic delivery of proxy materials.

An election to receive proxy materials electronically will remain in effect for all future annual meetings unless revoked. Stockholders requesting electronic delivery may incur costs, such as telephone and internet access charges, that must be borne by the stockholder.
Q:    What do I need to do in order to be able to attend the Annual Meeting online?

A:
TerraForm Power, Inc. will be hosting the virtual Annual Meeting via live webcast only. Any stockholder can attend the virtual Annual Meeting live online at http://www.virtualshareholdermeeting.com/TERP18. The webcast will start at 3:30 P.M., Eastern Time on May 23, 2018. Stockholders may vote and submit questions while attending the virtual Annual Meeting online. In order to be able to enter the virtual Annual Meeting, you will need the control number, which is included on your proxy card if you are a stockholder of record or included with your voting instruction card and voting instructions you received from your broker, bank or other agent if you hold your shares in street name. Instructions on how to attend and participate online are also posted online at http://www.proxyvote.com.

Q:    What proposals will be voted on at the Annual Meeting?
A:    There are four proposals scheduled to be voted on at the Annual Meeting:

•	Election of directors;

•	Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018;

•	An advisory vote on the compensation paid to our named executive officers; and

•	A vote to approval of the issuance of up to 61,000,000 additional shares of Class A common stock pursuant to Nasdaq Listing Rules 5635(a) and (d).
Q:    What is the board of directors’ voting recommendation?
A:    Our board of directors recommends that you vote your shares:

•
“FOR” the election of Carolyn Burke, Christian S. Fong, Harry Goldgut, Brian Lawson, Richard Legault, Mark “Mac” McFarland and Sachin Shah to serve on our board of directors until our next annual meeting or special meeting at which stockholders will vote on the composition of our board;

•	“FOR” the ratification of the appointment of Ernst and Young LLP as our independent registered public accounting firm for 2018;

•	“FOR” the advisory approval of the compensation paid to our named executive officers; and

•	“FOR” the approval of the issuance of up to 61,000,000 additional shares of Class A common stock pursuant to Nasdaq Listing Rules 5635(a) and (d).

Q:    Why are stockholders being asked to approve the issuance of shares of Class A common stock?

A:	We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a) and (d) regarding certain types of share issuances described below.
Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of ordinary shares (or securities convertible into or exercisable for ordinary shares); or (B) the number of ordinary shares to be issued is or will be equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the shares or securities.
Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of ordinary shares (or securities convertible into or exercisable for ordinary shares) at a price that is less than the greater of book or market value of the stock if the number of the common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.
We intend to issue additional shares of our Class A common stock pursuant to a public offering (the “Equity Offering”) in connection with our voluntary tender offer to acquire 100% of the outstanding shares of Saeta Yield, S.A. (the “Tender Offer”). It is anticipated that a Brookfield entity will acquire a number of shares of Class A common stock equal to at least 51% of the total number of shares sold in the Equity Offering and any related private placement, such that, following the Equity Offering and any concurrent private placement, Brookfield and/or its affiliates are expected to continue to own at least 51% of the Company’s Class A shares. In addition, the Company has entered into a Support Agreement (the “Support Agreement”) with Brookfield. Pursuant to the Support Agreement, Brookfield agreed that, if requested by the Company, Brookfield and/or its affiliates would provide a backstop to the Company for up to 100% of an equity offering of up to $400 million of shares of Class A common stock (such agreement, the “Backstop”) if the offering price per Class A Share of the Company in such equity offering equals the five-day volume weighted average price of the shares of Class A Common Stock ending the trading day prior to the Company’s announcement of the Tender Offer, which was $10.66 per share (the “Backstop Price”). If the Company determines that it is beneficial for the Company to do so, the Company intends to request that Brookfield and/or its affiliates purchase shares of Class A common stock pursuant to the Backstop under the Support Agreement. In addition, we may also elect to sell Brookfield or its affiliates shares in excess of 51% of the total number of shares sold, either in a private placement or as a purchaser in the public offering, even if the offering price is at or higher than $10.66 per share, to the extent Brookfield or its affiliates desire to purchase those additional shares. The total amount of shares that could be sold to Brookfield and/or its affiliates pursuant to the Backstop or otherwise could be up to approximately $650 million, assuming the offering is made at $10.66 per share.
Depending on the final terms of the Equity Offering, the purchase of shares of Class A common stock pursuant to the Backstop under the Support Agreement or the purchase of any additional shares of Class A common stock in excess of the amount covered by the Backstop under the Support Agreement, we may issue shares of our Class A common stock in a transaction requiring stockholder approval under Nasdaq Listing Rules 5635(a) and (d).
If stockholders approve the issuance of additional shares of Class A common stock in a manner that would require approval pursuant to Nasdaq Listing Rules 5635(a) and (d) (the “Share Issuance Proposal”), we may issue up to 61,000,000 additional shares of our Class A common stock in connection with the Tender Offer (the “Additional Shares”) in the manner described above. The Additional Shares may be issued to Brookfield and/or its affiliates and may be issued either pursuant to the Equity Offering or a private placement. This could include selling Brookfield or its affiliates shares of Class A common stock in excess of the $400 million covered by the Backstop up to a total of approximately $650 million, either in a private placement or as a purchaser in the public offering, to the extent it is determined to be beneficial to the Company’s liquidity, and to the extent Brookfield and/or its affiliates desire to purchase those additional shares.
Q:    Are stockholders voting to approve the acquisition of shares of Saeta Yield, S.A.?

A:
No. We are seeking stockholder approval of certain issuances of shares of our Class A common stock in order to comply with Nasdaq Listing Rules 5635(a) and (d). Stockholders are only being asked to approve the issuance of additional shares of our Class

A common stock to the extent we elect to issue our stock in a manner that requires stockholder approval under those rules. Stockholders are not being asked to approve the acquisition of shares of Saeta Yield, S.A. The Tender Offer is not conditioned on stockholder approval of the Share Issuance Proposal or the issuance of additional shares of Class A common stock.
Q:    Who is entitled to vote?

A:	All shares owned by you as of the Record Date, which is the close of business on May 1, 2018 may be voted by you. These shares include shares that are:

•	held directly in your name as the stockholder of record; and

•	held for you as the beneficial owner through a broker, bank or other nominee.
Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers of TerraForm Power or to vote in person at the virtual Annual Meeting. We have enclosed or sent a proxy card for you to use. You may also vote on the internet or by telephone, as described below under the heading “How can I vote my shares without attending the Annual Meeting?”
Beneficial Owner. If your shares are held in an account at a broker, bank or other nominee, like many of our stockholders, you are considered the beneficial owner of shares held in street name, and these proxy materials were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares, and you are also invited to attend the virtual Annual Meeting.
Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the virtual Annual Meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that is the stockholder of record of your shares giving you the right to vote the shares at the virtual Annual Meeting. If you do not wish to vote in person or you will not be attending the virtual Annual Meeting, you may vote by proxy. You may vote by proxy over the internet or by telephone, as described below under the heading “How can I vote my shares without attending the Annual Meeting?”
Q:    How do I vote?
A:    You may vote by one of the following methods:
Vote by Internet
Before The Meeting - Go to http://www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 22, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to http://www.virtualshareholdermeeting.com/TERP18
You may attend the virtual Annual Meeting via the Internet and vote during the virtual Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
Vote by Phone
You may vote by dialing 1-800-690-6903.

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 22, 2018. Have your proxy card in hand when you call and then follow the instructions.
Vote by Mail
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Stockholder of Record. If you are a stockholder of record, you may vote during the virtual Annual Meeting. Alternatively, you may vote by proxy over the Internet or by signing, dating and returning the proxy card, or by telephone. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the virtual Annual Meeting, you may still attend and vote at the virtual Annual Meeting. In such case, your previously submitted proxy will be disregarded.

•	To vote during the virtual Annual Meeting, follow the online instructions provided on the proxy card to log in to http://www.virtualshareholdermeeting.com/TERP18.

•	To vote by proxy over the Internet, follow the instructions provided on the proxy card.

•	To vote by telephone, call the toll free number found on the proxy card.

•	To vote by mail, request a paper copy of the materials and simply complete, sign and date the proxy card and return it promptly by mail.
If we receive your signed proxy card, or your vote by Internet or phone before the virtual Annual Meeting, we will vote your shares as you direct.
Beneficial Owner. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote online during the virtual Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
Q:    How can I vote my shares without attending the Annual Meeting?

A:
Whether you hold your shares directly as the stockholder of record or beneficially own your shares in street name, you may direct your vote without attending the virtual Annual Meeting by voting in one of the following manners:

•
Internet. Go to the website listed on your proxy card or voting instruction card and follow the instructions there. You will need the control number included on your proxy card or voting instruction form;

•	Telephone. Dial the number listed on your proxy card or your voting instruction form. You will need the control number included on your proxy card or voting instruction form; or

•	Mail. Complete and sign your proxy card or voting instruction card and return it promptly by mail.
If you vote on the internet or by telephone, you do not need to return your proxy card or voting instruction card. Internet and telephone voting for stockholders will be available 24 hours a day, and will close at 11:59 P.M., Eastern Time, on May 22, 2018.
Q:    What is the quorum requirement for the Annual Meeting?

A:
A quorum is necessary to hold a valid Annual Meeting. A quorum exists if the holders of a majority in voting power of our capital stock issued and outstanding and entitled to vote thereat are present in person or represented by proxy. Abstentions and broker non-votes are counted as present for determining whether a quorum exists. A broker non-vote occurs when an intermediary holding shares for a beneficial owner does not vote on a particular proposal because the intermediary does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner.

Q:    What happens if I do not give specific voting instructions?

A:
Stockholder of Record. If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Board on all matters presented in this Proxy Statement. With respect to any other matters properly presented for a vote at the Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

Beneficial Owners. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the Nasdaq rules, the broker, bank or other nominee that holds your shares may generally vote on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, but cannot vote on non-routine matters such as the election of directors. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Therefore, we urge you to give voting instructions to your broker. Shares represented by such broker non-votes will be counted in determining whether there is a quorum. Because broker non-votes are not considered entitled to vote, they will have no effect on the outcome other than reducing the number of shares present in person or by proxy and entitled to vote from which a majority is calculated.
Q:    What is the voting requirement to approve each of the proposals?

A:
Seven directors have been nominated for election at the Annual Meeting. Each director will be elected by an affirmative vote of the majority of votes cast in the election of directors at the Annual Meeting, either in person or represented by properly authorized proxy; provided that, if the number of director nominees at the Annual Meeting exceeds the number of directors to be elected, then each director shall be elected by a plurality of the votes cast. This means that the number of shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” such nominee. However, if there are more than seven nominees at the Annual Meeting, the seven nominees who receive the largest number of “FOR” votes cast will be elected as directors. Stockholders cannot cumulate votes in the election of directors. Pursuant to our Certificate of Incorporation, abstentions and broker non-votes will have no effect on this proposal.

As of the Record Date, Orion US Holdings 1 LP (“Orion Holdings”), an affiliate of our sponsor, Brookfield Asset Management Inc. (“Brookfield”), held approximately 51% of the shares of our Class A common stock. With respect to the stockholder election of our three independent directors (Ms. Burke and Messrs. Fong and McFarland), Orion Holdings is required by our Certificate of Incorporation to vote (or abstain from voting) its shares of Class A common stock in the same proportion as all other shares of Class A common stock that are voted (or abstained from voting) by stockholders other than Orion Holdings, Brookfield and Brookfield’s controlled affiliates (the “Minority Shareholders”) at the Annual Meeting. This means that, with respect to the election of Ms. Burke and Messrs. Fong and McFarland, the number of shares voted “FOR” each of Ms. Burke and Messrs. Fong and McFarland by the Minority Shareholders must exceed the number of shares voted “AGAINST” each of Ms. Burke and Messrs. Fong and McFarland by the Minority Shareholders. However, if there are more than three independent director nominees at the Annual Meeting, the three independent nominees who receive the largest number of “FOR” votes cast by the Minority Shareholders will be elected as directors.
The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes represented at the meeting and entitled to vote on the proposal. In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to the ratification of the appointment of our independent registered public accounting firm will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “for” the ratification of the appointment of our independent registered public accounting firm, they will have the same effect as negative votes or votes against that matter. Any broker, bank or other nominee that holds your shares may vote on this proposal even without instruction from you.
The advisory vote on the compensation we pay to our named executive officers requires the affirmative vote of a majority of the votes represented at the meeting and entitled to vote on the proposal. As an advisory vote, the proposal to approve the compensation of our named executive officers is not binding on us. However, the Nominating and Corporate Governance Committee of the Board, which is responsible for designing and administering our executive compensation programs, and the Board, value the opinions expressed by our stockholders and will consider the results of the vote when making future compensation decisions. A properly executed proxy marked “abstain” with respect to the advisory vote on the compensation we pay to our named executive officers will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast in favor of the advisory vote on the compensation we pay to our named executive officers, they will have the same effect as negative votes or votes against that matter. Broker non-votes will have no effect on this proposal.
Stockholder approval pursuant to Nasdaq Listing Rules 5635(a) and (d) requires the affirmative vote of the majority of votes cast on the proposal at the Annual Meeting, either in person or represented by properly authorized proxy. This means that the number of shares voted “FOR” the Share Issuance Proposal must exceed the number of shares voted “AGAINST” the Share Issuance Proposal. Abstentions and broker non-votes will have no effect on the Share Issuance Proposal.
Q:    What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.
Q:    Who will count the vote?
A:    A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes and act as the inspector of election.
Q:    Can I revoke my proxy or change my vote?
A:    Yes. You may revoke your proxy or change your voting instructions at any time prior to the vote at the Annual Meeting by:

•	providing written notice to our Secretary;

•	delivering a valid, later-dated proxy or a later-dated vote on the internet or by telephone; or

•	attending the virtual Annual Meeting and voting online during the meeting.
Please note that your attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. Shares held in street name may be voted by you at the virtual Annual Meeting only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares.
Q:    Who will bear the cost of soliciting votes for the Annual Meeting?

A:
TerraForm Power will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition, we may reimburse the transfer agent, brokerage firms and other persons representing beneficial owners of shares of TerraForm Power’s common stock for their expenses in forwarding solicitation material to such beneficial owners.

Q:    Where may I request an additional copy of this Proxy Statement or the Annual Report?

A:
Any stockholder of record who wishes to receive an additional copy of this Proxy Statement or of the Annual Report without charge may (i) call us at 240-762-7700 or (ii) mail a request to: TerraForm Power, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, MD 20814, Attention: Secretary, and we will promptly deliver the requested materials to you. You may also obtain the Annual Report, as well as this Proxy Statement, on the SEC’s website (http://www.sec.gov), or on our website at http://www.terraformpower.com.

Q:    Is my vote confidential?

A:
Yes. We encourage stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. We have designated Broadridge to receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to us or any of its officers or employees except (i) where disclosure is required by applicable law, (ii) where disclosure of your vote is expressly requested by you or (iii) where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to us from time to time and publicly announced at the Annual Meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Recent Corporate Governance and Management Changes

On March 6, 2017, the Company entered into a definitive merger and sponsorship transaction agreement (the “Sponsorship Transaction”) with Orion Holdings and BRE TERP Holdings Inc. (“Merger Sub”), a wholly-owned subsidiary of Orion Holdings, which are both affiliates of Brookfield. On October 16, 2017, Merger Sub merged with and into TerraForm Power (the “Merger”), with TerraForm Power continuing as the surviving corporation in the Merger.

Certain corporate governance changes were implemented following the completion of the Merger and Sponsorship Transaction. As part of the Merger and Sponsorship Transaction, TerraForm Power’s corporate governance was simplified to better align the interests of all of our stakeholders. We now have a single class of A shares worth one vote each, as opposed to our previous dual class structure. Upon consummation of the Merger and Sponsorship Transaction, the size of our Board was set at seven members, of whom four are designated by Brookfield and three are independent and were initially chosen by our Board prior to the Merger and Sponsorship Transaction. On November 16, 2017, one of our three independent directors resigned as a director, and as a result, a new independent director was appointed to our Board on February 5, 2018.

In addition, we have experienced changes to our executive officers and senior management, including the departure of our interim Chief Executive Officer, Chief Financial Officer and General Counsel upon the closing of the Merger and Sponsorship Transaction. The governance agreements entered into between the Company and Brookfield in connection with the Merger and Sponsorship Transaction provide for Brookfield to indirectly appoint our Chief Executive Officer, Chief Financial Officer and General Counsel. These three executive officers are not employees of the Company and their services are provided under a management services agreement with Brookfield.

Directors and Executive Officers

Below is a list of names, ages and a brief account of the business experience of persons who serve, or have been nominated to serve, as our executive officers and directors.

Name	Age	Position
John Stinebaugh	51	Chief Executive Officer
Matthew Berger	46	Chief Financial Officer
Valerie Hannah	51	Chief Operating Officer
Andrea Rocheleau	43	General Counsel and Secretary
Brian Lawson	58	Chairman
Christian S. Fong	41	Director
Harry Goldgut	62	Director
Richard Legault	59	Director
Mark “Mac” McFarland	48	Director
Sachin Shah	41	Director
Bruce Williamson	58	Director
Carolyn Burke	50	Director Nominee

John Stinebaugh, Chief Executive Officer

Mr. Stinebaugh brings over 20 years of infrastructure and power expertise to his role as Chief Executive Officer of TerraForm Power. Mr. Stinebaugh is a Managing Partner with Brookfield. In this capacity, he has held a number of senior roles responsible for sourcing investment opportunities and overseeing operations including oversight of Brookfield’s infrastructure debt business, Chief Operating Officer and Chief Financial Officer of Brookfield Property Group, and Chief Financial Officer and Head of North America for Brookfield Infrastructure Group. Prior to joining Brookfield, Mr. Stinebaugh worked at Credit Suisse Securities in the energy group with responsibility for mergers and acquisitions and leveraged financings. He received a chartered financial analyst designation in 1995 and graduated with honors with a degree in economics from Harvard University.

Matthew Berger, Chief Financial Officer

Mr. Berger is the Chief Financial Officer for TerraForm Power. Mr. Berger most recently has served in Brookfield Property Group as Executive Vice-President and Chief Financial Officer of IDI Gazeley, one of the world’s largest investors and developers of logistics warehouses and distribution parks. In this role, Mr. Berger was responsible for financial operations, including accounting, treasury, tax and finance functions. Prior to IDI Gazeley, Mr. Berger served as Head of Capital Markets for Brookfield Renewable Energy Group, where he played a key role in supporting the long-term growth of the business on a global scale.

Valerie Hannah, Chief Operating Officer

Ms. Hannah is the Chief Operating Officer of TerraForm Power and is responsible for all operations, power marketing and regulatory affairs of the company. She also oversees human resources and information technology. Ms. Hannah brings deep operating expertise to her role having held a number of leadership positions at Brookfield Renewable, where she helped the company achieve a track record of driving value through growth initiatives, increasing cash flows and mitigating risks. Prior to her current role, Ms. Hannah served as Senior Vice President, Acquisitions & Integrations at Brookfield Renewable with a focus on TerraForm Power. She also served as the Chief Financial Officer, North America at Brookfield Renewable where she was responsible for all capital markets activities including accounting, financial reporting, treasury, and taxation in North America. Ms. Hannah holds a Graduate Diploma from McGill University (Quebec, Canada) and is a Chartered Accountant.

Andrea Rocheleau, General Counsel and Secretary

Ms. Rocheleau is a Managing Director of Brookfield and currently serves as the General Counsel of TerraForm Power, Inc. In that capacity, she has overall responsibility for the legal function of the company, which includes overseeing all corporate governance, public company, and transaction execution matters. Ms. Rocheleau joined Brookfield in 2003 and has held a number of senior positions in Brookfield’s renewable power business since that time. Prior to joining Brookfield, Ms. Rocheleau worked at a leading law firm in London, where she focused on mergers and acquisitions. Ms. Rocheleau holds a degree in law from Queen’s University and a degree in commerce from McGill University.

Brian Lawson, Chairman of the Board

Mr. Lawson joined the Board of the Company on October 16, 2017. He is a Senior Managing Partner and Chief Financial Officer of Brookfield Asset Management. In that role, he is responsible for Brookfield’s global finance, treasury and risk management functions. He also sits on a number of its investment committees. Since joining Brookfield in 1988, Mr. Lawson has held a number of senior management positions in Brookfield’s investment and finance operations before assuming his current role in 2002. Mr. Lawson was named Canada’s CFO of the Year in 2013 by PwC, FEI Canada and Robert Half International. Mr. Lawson is a member of the Governing Council of the University of Toronto and is Chair of the Trinity College School Foundation. He and his wife are involved in several philanthropic efforts focused on reducing chronic disease through improved nutrition, including being founding sponsors of the Centre for Child Nutrition and Health at the University of Toronto, and supporters of Community Food Centers Canada, of which Mr. Lawson is a director.

Christian Fong, Director

Mr. Fong joined the Board of the Company on February 12, 2017. Mr. Fong is the Managing Partner of Fong Strategic Consulting L.L.C., where he serves as an executive consultant to real asset, cleantech and financial services firms. Mr. Fong co-founded Renewable Energy Trust Capital (“RET”) in 2010 and served in multiple executive roles through 2016, including as RET’s COO, CIO, CFO and Director. Prior to founding RET, Mr. Fong was a Managing Director and Head of Real Estate Capital Markets at AEGON / Transamerica and previously served as CEO of Corridor Recovery, Inc., as a consultant at McKinsey & Company, and as a candidate for Governor of Iowa. Mr. Fong holds an M.B.A. with High Distinction from Dartmouth College’s Tuck School of Business, and a B.S. in Statistics, summa cum laude, from Creighton University. He has earned the CFA and CCIM designations.

Harry Goldgut, Director

Mr. Goldgut joined the Board of the Company on October 16, 2017. He is Executive Chairman of Brookfield’s infrastructure and power groups. Mr. Goldgut, who has been with Brookfield since 1997, led the expansion of Brookfield’s renewable power and utilities operations, with primary responsibilities for strategic initiatives and senior regulatory relationships. He has played an active role in the restructuring of the electricity industry in Ontario, Canada, as a member of several governmental committees, including the Electricity Market Design Committee, the Minister of Energy’s Advisory Committee, the

Clean Energy Task Force, and the Ontario Energy Board Chair’s Advisory Roundtable. Mr. Goldgut attended the University of Toronto and holds an LL.B from Osgoode Hall Law School of York University.

Richard Legault, Director

Mr. Legault joined the Board of the Company on October 16, 2017. He is Executive Chairman of Brookfield’s renewable power group, one of the world’s largest publicly-traded pure-play renewable power platforms globally. Until August 2015, Mr. Legault was Chief Executive Officer of Brookfield Renewable Partners. He has been instrumental in the development and continued growth of Brookfield’s renewable business, which is now well established in North America, South America and Europe. Mr. Legault was Chief Financial Officer of Brookfield Asset Management from 2000 to 2001, and in his 28 years with Brookfield has held several senior positions in operations, finance and corporate development. Mr. Legault serves on the Board of Directors of Isagen, the third-largest power generation company in Colombia. He also serves on the Board of QG100, a Québec association of Global business CEOs.

Mark “Mac” McFarland, Director

Mr. McFarland joined the Board of the Company on October 16, 2017. He is currently serving as President and Chief Executive Officer of GenOn Energy, Inc. Mr. McFarland previously served as Chief Executive Officer of Luminant, a subsidiary of Energy Future Holdings, from 2013 to 2016. From 2008 to 2013, Mr. McFarland served in a dual role as Chief Commercial Officer of Luminant and Executive Vice President, Corporate Development and Strategy, of Energy Future Holdings. From 1999 to 2008, Mr. McFarland served in various roles at Exelon Corporation, including most recently as Senior Vice President, Corporate Development from 2005 to 2008 and Vice President, Exelon Generation from 2003 to 2005. Mr. McFarland has more than 25 years of experience and has held numerous executive positions with a broad range of responsibilities including operations, finance, commodity risk management and mergers and acquisitions.

Sachin Shah, Director

Mr. Shah joined the Board of the Company on October 16, 2017. He is a Senior Managing Partner, Chief Executive Officer of the Brookfield Renewable Group and Chief Executive Officer of Brookfield Renewable Partners. Mr. Shah joined Brookfield in 2002 and has held a variety of senior finance roles across the organization. In 2011, Mr. Shah became the Chief Financial Officer of Brookfield Renewable Partners and since that time has been instrumental in growing the platform into a global business diversified across multiple technologies. He is on the board of the Ryerson University Brookfield Institute for Innovation and Entrepreneurship. Mr. Shah holds a Bachelor of Commerce degree from the University of Toronto. He is a member of the Chartered Professional Accountants of Canada.

Bruce Williamson, Director

Mr. Williamson joined the Board of the Company on February 5, 2018. Mr. Williamson has more than 35 years of energy industry experience. Most recently, he was the Chairman, President and Chief Executive Officer of Cleco Corporation, an electric utility company, from 2011 through 2016, when Cleco was sold to a private investor group. From 2002 through 2011, he was the Chairman, President and Chief Executive Officer at Dynegy, Inc. Prior to this, Mr. Williamson was the President and Chief Executive Officer at Duke Energy Global Markets, where he led the negotiations to merge PanEnergy with Duke Power, creating Duke Energy Corporation. Mr. Williamson joined Panhandle Eastern Pipeline Company (later known as PanEnergy) in 1995, advancing to Senior Vice President Finance, and joined Shell Oil Company in 1981, where he worked for 14 years in exploration and production in the U.S. and internationally. Mr. Williamson received a bachelor’s degree in finance from the University of Montana and a master’s degree in business administration from the University of Houston. Mr. Williamson is also a past board member of Questar Corporation, an integrated natural gas company that merged with Dominion Resources in 2016. Mr. Williamson will not stand for reelection at the Annual Meeting due to medical issues.

Carolyn Burke, Director Nominee

Ms. Carolyn Burke has been nominated to serve as a member of the Board of the Company. Ms. Burke joined Dynegy in 2011 and most recently served as the Executive Vice President of Strategy and Administration where she was responsible for the Company’s Strategic Planning and M&A activities, in addition to overseeing human resources and information technology. From 2008-2011, Ms. Burke served as Global Controller for the Investment Bank, Global Commodities division of JPMorgan Chase. From 2004-2008, Ms. Burke worked at NRG Energy as Vice President and Corporate Controller and Executive Director of Financial Planning and Analysis. Ms. Burke holds an MBA in Finance and Strategic Planning from the Booth Graduate School of Business of the University of Chicago and a Bachelor of Arts Degree in Economics and Political Science from

Wellesley College. She is a member of the Board of Directors of Aqua America, one of the largest, U.S. based, publicly traded water utilities, and a member of the Audit Committee and HR and Compensation Committee.

Board Leadership Structure

The Board is responsible for, among other things, overseeing the conduct of our business, reviewing and, where appropriate, approving our long-term strategic, financial and organizational goals and plans, and reviewing the performance of our chief executive officer and other members of senior management. Following the end of each year, our Board will conduct an annual self-evaluation, which includes a review of any areas in which the Board or management believes the Board can make a better contribution to our corporate governance, as well as a review of the committee structure and an assessment of the Board’s compliance with corporate governance principles. In fulfilling the Board’s responsibilities, directors have full access to our management and independent advisors.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of the Board of Directors

For purposes of the applicable stock exchange rules, we are a “controlled company.” Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. Brookfield controls more than 50% of the combined voting power of our common stock and, as a result, has and will continue to have the right to designate a majority of the members of our Board for nomination for election and the voting power to elect such directors.

Specifically, as a controlled company, we are not required to have (i) a majority of independent directors, (ii) a nominating and corporate governance committee composed entirely of independent directors, (iii) a compensation committee composed entirely of independent directors or (iv) an annual performance evaluation of the nominating and corporate governance and compensation committee. We currently rely on the exceptions with respect to establishing a compensation committee and annual performance evaluations of such committee. Accordingly, our stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the applicable stock exchange rules. The controlled company exemption does not modify the independence requirements for the Audit Committee, and we comply with the requirements of the Sarbanes-Oxley Act and the applicable Nasdaq rules, which require that our Audit Committee be composed of at least three members, each of whom is independent. In addition, we maintain a Conflicts Committee which is comprised of three independent directors.

We believe Ms. Burke and Messrs. Fong and McFarland qualify as independent directors according to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the Nasdaq.

Information regarding the Board and its Committees

The standing committees of our Board consists of an Audit Committee, a Nominating and Corporate Governance Committee and a Conflicts Committee. Each committee reports to the Board as it deems appropriate and as the Board may request. The composition, duties and responsibilities of these committees are set forth below. The following table provides the current membership and fiscal year 2017 meeting information for each committee of the Board.

Name	Audit	Conflicts	Nominating and Governance
Brian Lawson	-	-	-
Christian S. Fong	Chairperson	Member	Member
Harry Goldgut	-	-	Chairperson
Richard Legault	-	-	-
Mark “Mac” McFarland	Member	Chairperson	Member
Sachin Shah	-	-	-
Bruce Williamson	Member	Member	-
Total meetings held in fiscal year 2017	16	37	5

The Board met 35 times during 2017. Each incumbent board member attended at least 75% of the meetings of the board and applicable committees held in fiscal 2017 during the period for which such member was a director and/or committee member.

Directors are invited and encouraged to attend the Company’s annual meeting of stockholders. A director who is unable to attend the Company’s annual meeting of stockholders (which it is understood will occur on occasion) is expected to notify the Chairman of the Board in advance of the meeting. Seven out of the nine then-current members of the Board attended the August 10, 2017 annual meeting of stockholders.

Below is a description of each committee of the Board:

Audit Committee

The Audit Committee is responsible for, among other matters: (i) appointing, retaining and evaluating our independent registered public accounting firm and approving all services to be performed by it, (ii) overseeing our independent registered public accounting firm’s independence, experience, qualifications and performance, (iii) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC, (iv) reviewing and monitoring our critical accounting policies and practices, financial and accounting controls and compliance with legal and regulatory requirements, and (v) reviewing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Our Audit Committee consists of Messrs. Fong, McFarland and Williamson. We believe that Messrs. Fong, McFarland and Williamson qualify as independent directors according to the rules and regulations of the SEC and the Nasdaq with respect to audit committee membership. We also believe that Messrs. Fong and Williamson each qualifies as a “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Mr. Fong has been designated as the chairperson of the Audit Committee. Our Board has adopted a written charter for the Audit Committee which is available on our corporate website, http://www.terraformpower.com.

Conflicts Committee

Our Conflicts Committee is responsible for, among other matters: (i) reviewing and approving material transactions, and matters in which a conflict of interest exists, between the Company and any affiliated parties, on the one hand, and Brookfield and certain affiliates, on the other hand, (ii) reviewing and recommending structures and procedures designed to facilitate the Board’s independence from Brookfield and certain affiliates and (iii) supervising any changes in fees paid to Brookfield and certain affiliates as service providers (“Service Providers”).

Our Conflicts Committee consists of Messrs. Fong, McFarland and Williamson. We believe Messrs Fong, McFarland and Williamson qualify as independent directors according to the rules and regulations of the SEC and the Nasdaq. Mr. McFarland has been designated as the chairperson of the Conflicts Committee. Our Board has adopted a written charter for the Conflicts Committee which is available on our corporate website, http://www.terraformpower.com.

Nominating and Corporate Governance Committee

As a controlled company, we are not required to establish a compensation or nominating committee under the Nasdaq rules. While the Company remains able to rely upon such exceptions, on October 16, 2017, the Board created a Nominating and Corporate Governance Committee of the Board (“Governance Committee”).

The Governance Committee is responsible for, among other matters: (i) considering and submitting recommendations for filling Board vacancies, (ii) reviewing the Company’s overall approach to corporate governance, (iii) reviewing and accessing the Company’s enterprise risk management program and policies, (iv) reviewing and reporting on the performance of the Board, (v) reviewing proposed material related-party transactions and situations involving potential conflicts of interest that are not required to be reviewed by the Conflicts Committee, (vi) establishing a process for reviewing the performance and overseeing the evaluation of Service Providers, (vii) discharging the responsibility of the Board with respect to the Company’s incentive compensation plans and equity-based plans, and (viii) preparing an annual Compensation Committee Report, if required by applicable SEC rules.

In considering and submitting recommendations for filling Board vacancies, the Governance Committee considers an individual’s business experience and specific areas of expertise, personal and professional ethics and values and commitment to advancing the best interest of the Company. The Governance Committee also considers the need for the Board to have diversity of perspectives.

The Governance Committee’ process for identifying and evaluating director nominees may include consultation with all directors, solicitation of proposed nominees from all directors, the engagement of one of more professional search firms (if deemed appropriate) and interviews with prospective nominees. The Governance Committee also considers nominations by stockholders who recommend candidates for election to the Board. A stockholder seeking to recommend a prospective candidate for the Governance Committee’s consideration may do so by writing the Corporate Secretary, at TerraForm Power, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814, and by following the requirements to submit nominees discussed under the section titled “Stockholder Proposals and Nominations.”

The Governance Committee consists of Messrs. Goldgut, Fong and McFarland. We believe that Messrs. Fong and McFarland qualify as independent directors according to the rules and regulations of the SEC and Nasdaq. Mr. Goldgut has been designated as the chairpersons of the Governance Committee. Our Board has adopted a written charter for the Governance Committee which is available on our corporate website, http://www.terraformpower.com.

Governance Committee Interlocks and Insider Participation

No member of our Governance Committee is or has been an officer or employee of TerraForm Power, Inc. None of the Company’s executive officers serves or has served on the board of directors, conflicts committee or compensation committee of any entity that has one or more executive officers serving on our Board, Conflicts Committee or Governance Committee during the most recently completed fiscal year.

Other Committees

Our Board may establish other committees as it deems necessary or appropriate from time to time.

Risk Oversight Management

The Board oversees the risk management activities designed and implemented by our management. Our senior management is responsible for assessing and managing our risks on a day-to-day basis. The Board executes its oversight responsibility for risk management both directly and through its committees. The full Board considers specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, the Board receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

The Board has delegated to the Governance Committee oversight of our risk management process. Our Governance Committee oversees and reviews with management our policies with respect to risk assessment and risk management and our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. Our Board oversees risk related to compensation policies. Our Audit and Conflicts Committee also considers and addresses risk as it performs its respective committee responsibilities. Both standing committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Stockholder Communications with our Board of Directors

Stockholders and interested parties may communicate with our Board by sending correspondence to the Board, a specific committee of our Board or a director c/o our Secretary, at TerraForm Power, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814.

Our Secretary reviews all communications to determine whether the contents include a message to a director and will provide a summary and copies of all correspondence (other than solicitations for services, products or publications) to the applicable director or directors at each regularly scheduled meeting. Our Secretary will alert individual directors to items that warrant a prompt response from the individual director prior to the next regularly scheduled meeting. Items warranting prompt response, but not addressed to a specific director, will be routed to the applicable committee chairperson.

Code of Business Conduct

Our Board has adopted a Code of Business Conduct (“Code of Conduct”) that applies to all of our directors, officers, and employees, including our Chief Executive Officer and our Chief Financial Officer. Our Code of Conduct includes a conflicts of interest policy and is available on our website at http://www.terraformpower.com. If we amend or grant a waiver of one or more of the provisions of our Code of Business Conduct, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Business Conduct that apply to our principal executive officer and financial and accounting officers by posting the required information on our website.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our Common Stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us and written representations provided to us by all of our directors and executive officers and certain of our greater than 10% stockholders, we believe that during the year ended December 31, 2017, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements with the exception of the following untimely filings:

Name	Form	Filing Date	Date of Reportable Transaction
John Stinebaugh	4	02/22/2018	11/30/2017
SunEdison, Inc.	4	11/15/2017	10/16/2017
Rebecca Cranna	4	05/30/2017	03/10/2017 03/10/2016
Rebecca Cranna	4	04/13/2017	04/04/2017
Sebastian Deschler	4	04/13/2017	04/04/2017
Christian Fong	4	02/27/2017	02/12/2017
Christian Fong	3	02/27/2017	02/12/2017
David Pauker	4	01/05/2017	12/20/2016
David Pauker	3	01/05/2017	12/20/2016

DIRECTOR COMPENSATION

Any officers or employees of Brookfield who also serve as our directors do not receive additional compensation for their service as one of our directors. In addition, any officers or employees of SunEdison who also served as our directors prior to the Merger and Sponsorship Transaction, did not receive additional compensation for their services as one of our directors. Our directors who are not officers or employees of us or Brookfield are entitled to compensation for their service as “non-employee directors” as set by our Board upon the recommendation of our Governance Committee.

As determined by our Board upon the recommendation of our Governance Committee, our non-employee directors are entitled to the following fees for their service on our Board and its committees:

•	$125,000 annual board of directors cash retainer, payable on a pro-rated quarterly basis;
•$20,000 additional annual cash retainer for the Chairman of the Audit Committee, payable on a pro-rated quarterly basis; and
•$20,000 additional annual cash retainer for the Chairman of the Conflicts Committee, payable on a pro-rated quarterly basis.

In addition, due to delays in filing the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, delays in holding an annual meeting of stockholders during 2017 and extraordinary Board service during the fourth quarter of 2017, the Board authorized certain interim cash fees for the members of the Board for the period from May 25, 2017 through August 24, 2017, the period from August 24, 2017 through November 24, 2017 and the period from November 24, 2017 through December 31, 2017.

Each member of our Board will be indemnified for their actions associated with being a director to the fullest extent permitted under Delaware law.

2017 Director Compensation
The following table sets forth information about the compensation of each person who served as an outside director during the 2017 fiscal year.

Name	Fees Earned or Paid in Cash($)	Stock Award ($) (6)	Option Awards ($)	Total ($)
Hanif “Wally” Dahya (1)	110,000	-	-	110,000
Peter Blackmore (2)	100,000	-	-	100,000
Christopher Compton (1)	111,250	-	-	111,250
John F. Stark (1)	122,500	-	-	122,500
Kerri L. Fox (1)	107,500	-	-	107,500
Edward “Ned” Hall (3)	130,000	-	-	130,000
Marc S. Rosenberg (1)	107,500	-	-	107,500
David Pauker (1)	157,500	-	-	157,500
Christian S. Fong	240,000	147,456	-	387,456
Mark “Mac” McFarland	56,250	-	-	56,250
David Ringhofer (4)	-	-	-	-
Gregory Scallen (4)	-	-	-	-
Brian Lawson (5)	-	-	-	-
Harry Goldgut (5)	-	-	-	-
Richard Legault (5)	-	-	-	-
Sachin Shah (5)	-	-	-	-

(1)	On October 16, 2017, effective immediately following the effective time of the Merger, Ms. Fox and Messrs. Compton, Dahya, Stark, Rosenberg and Pauker resigned from the Board.

(2)	On October 16, 2017, effective immediately following the effective time of the Merger, Mr. Blackmore resigned from his position as the Interim Chief Executive Officer and from the Board.

(3)	On November 16, 2017, Mr. Hall resigned from the Board.

(4)
Messrs. Ringhofer and Scallen were employees of SunEdison at the time of their service on our board of directors and did not receive any additional compensation for service on the Company’s Board. Messrs. Ringhofer and Scallen resigned from the Board on February 12, 2017.

(5)	Messrs. Goldgut, Lawson, Legault and Shah are employees of Brookfield at the time of their service on our Board and did not receive any additional compensation for service on the Board.

(6)
This amount represents the aggregate grant date fair value of the restricted stock units (“RSUs”) granted to each director, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”) and determined by multiplying the number of RSUs granted by the fair market value of the Company’s common stock on the grant date.

Director Equity Outstanding at Fiscal Year-End
The following table summarizes equity awards outstanding as of December 31, 2017 for each director serving on the Board as of that date.

Name	Stock Awards Number of Shares or Units of Stock That Have Not Vested	Option Awards Number of Securities Underlying Unexercised Options
Brian Lawson	-	-
Christian S. Fong	-	-
Harry Goldgut	-	-
Richard Legault	-	-
Mark “Mac” McFarland	-	-
Sachin Shah	-	-
————
Compensation for New Directors and Committee Members Prior to the Closing of the Merger

Mr. Fong was elected to the Board effective February 12, 2017. On February 26, 2017, Mr. Fong was appointed as a member of the Conflicts Committee and a member of the Audit Committee. As such, the members of the Board, upon the recommendation of the then-constituted Compensation Committee, authorized, and the Company subsequently paid Mr. Fong, $50,000 for his board service until the Company’s next annual meeting, $7,500 for his service as a member of the Audit Committee until the Company’s next annual meeting and $5,000 for his service as a member of the Conflicts Committee until the Company’s next annual meeting. Mr. Fong was also awarded 12,800 RSUs at the time of his election to the Board. These RSUs vested in accordance with their terms on May 25, 2017.

On February 3, 2017, the Board established the Compensation Committee and appointed Messrs. Compton, Hall and Stark as the members of the Compensation Committee. Mr. Stark was appointed as the Chairperson of the Compensation Committee. The members of the Board, upon the recommendation of the Compensation Committee, authorized, and the Company subsequently paid Mr. Stark, $12,500 for his service as the Chairperson of the Compensation Committee until the Company’s next annual meeting and each of Messrs. Compton and Hall $5,000 for their respective service as members of the Compensation Committee until the Company’s next annual meeting.

Also on February 3, 2017, the Board reconstituted the Conflicts Committee to consist of four members, Ms. Fox and Messrs. Hall, Rosenberg and Pauker. The Conflicts Committee was increased to five members on February 26, 2017, upon the appointment of Mr. Fong as a member of the Conflicts Committee. Mr. Hall was appointed as the Chairperson of the Conflicts Committee. The members of the Board, upon the recommendation of the Compensation Committee, authorized, and the Company subsequently paid Mr. Hall $15,000 for his service as the Chairman of the Conflicts Committee until the Company’s next annual meeting and each of Ms. Fox and Messrs. Rosenberg, Pauker and Fong $5,000 for their respective service as members of the Conflicts Committee until the Company’s next annual meeting. For purposes of determining the fees described in this section, the Board had tentatively assumed that the Company’s next annual meeting would occur on May 25, 2017.

Cash Awards for the Period from May 25, 2017 through August 24, 2017

Due to the delay in filing the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, the Company did not hold its annual meeting until August 10, 2017. On June 13, 2017, the members of the Board authorized, and the Company subsequently paid, cash compensation of $50,000 to each of our then-current directors, Ms. Fox and Messrs. Blackmore, Compton, Dahya, Fong, Hall, Pauker, Rosenberg and Stark, for their board service for the interim period from May 25, 2017 through August 24, 2017. The $50,000 in quarterly cash compensation represented one fourth of the regular annual compensation of $200,000 (cash retainer and RSUs) paid to non-employee directors and was payable in full on the first date of such period. In addition, on June 16, 2017 the members of the Board authorized, and the Company subsequently paid, prorated quarterly cash compensation for our directors’ service on the relevant committees for the interim period from May 25, 2017 through August 24, 2017. As such, the Company (i) paid Mr. Dahya a fee of $5,000 for his service as the Chairperson of the Audit Committee for such period and each of Messrs. Compton, Stark and Fong a fee of $1,875 for their respective service as members of the Audit Committee for such period, (ii) paid Mr. Hall a fee of $3,750 for his service as the Chairperson of the Conflicts Committee for such period and each of Ms. Fox and Messrs. Fong, Pauker and Rosenberg a fee of $1,250 for their respective service as members of the Conflicts Committee for such period and (iii) paid Mr. Stark a fee of $3,125 for his service as the Chairperson of the Compensation Committee for such period and each of Messrs. Hall and Compton a fee of $1,250 for their respective service as members of the Compensation Committee for such period. No RSUs were awarded for the directors’ service during this interim period.

Cash Awards for the Period from August 24, 2017 through November 24, 2017

On August 10, 2017, following the Company’s Annual Meeting of Stockholders for 2017, the members of the Board authorized, and the Company subsequently paid, cash compensation of $50,000 to each of our then-current directors, Ms. Fox and Messrs. Blackmore, Compton, Dahya, Fong, Hall, Pauker, Rosenberg and Stark, for their board service for the interim period from August 25, 2017 through November 24, 2017. The $50,000 in quarterly cash compensation represented one fourth of the regular annual compensation of $200,000 (cash retainer and RSUs) paid to non-employee directors and was payable in full on the first date of such period. In addition, on August 10, 2017 the members of the Board authorized, and the Company subsequently paid, prorated quarterly cash compensation for our directors’ service on the relevant committees for the interim period from August 24, 2017 through November 24, 2017. As such, the Company (i) paid Mr. Dahya a fee of $5,000 for his service as the Chairperson of the Audit Committee for such period and each of Messrs. Compton, Stark and Fong a fee of $1,875 for their respective service as members of the Audit Committee for such period, (ii) paid Mr. Hall a fee of $3,750 for his service as the Chairperson of the Conflicts Committee for such period and each of Ms. Fox and Messrs. Fong, Pauker and Rosenberg a fee of $1,250 for their respective service as members of the Conflicts Committee for such period and (iii) paid Mr. Stark a fee of $3,125 for his service as the Chairperson of the Compensation Committee for such period and each of Messrs. Hall and Compton a fee of $1,250 for their respective service as members of the Compensation Committee for such period. No RSUs were awarded for the directors’ service during this interim period. On October 6, 2017, the members of the Board authorized, and the Company subsequently paid, cash consideration of $15,000 to Mr. Fong for his service as the Chairman of the Transition Committee of the Board established to oversee contingency planning and transition matters in connection with the closing of the Merger.

Cash Awards for the Period from November 24, 2017 through December 31, 2017

On December 19, 2017, upon the recommendation of the Governance Committee, the members of the Board authorized, and the Company subsequently paid, cash compensation of $20,000 to each of Messrs. Fong and McFarland for their extraordinary board service during the interim period from November 24, 2017 through December 31, 2017. No RSUs were awarded for their service during this interim period. The Company also paid each of Messrs. Fong and McFarland a quarterly fee of $36,250 for their service as members of the Board and its committees during the fourth quarter of 2017.

EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section we provide an explanation and analysis of the material elements of the compensation for our named executive officers for the 2017 fiscal year. The purpose of this discussion is to provide context for the presentation of the specific compensation paid to our named executive officers, as shown in the tables and narrative disclosure that follow. During the fiscal year ended December 31, 2017, there were eight individuals who served as named executive officers of the Company.

Background to our 2017 Named Executive Officer Compensation

Beginning in December 2016 and continuing until the effective time of the Merger on October 16, 2017, we directly employed certain of our named executive officers. Beginning at the effective time of the Merger on October 16, 2017, Brookfield employed our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel. Brookfield directly set the compensation of these executive officers. As such, the Company did not incur any direct expense for their services. The ultimate responsibility and authority for compensation-related decisions for our named executive officers who were employees of Brookfield resided with Brookfield, and any compensation decisions were not subject to any approvals by our Board or any committees thereof.

In the period between the SunEdison Bankruptcy and the establishment of our Compensation Committee on February 3, 2017, determinations regarding compensation of our senior management were made by our Conflicts Committee and our Interim Chief Executive Officer. In the period between the establishment of our Compensation Committee on February 3, 2017 and the effective time of the Merger on October 16, 2017, determinations regarding compensation of our senior management were made by our Compensation Committee.

Compensation Philosophy and Objectives for 2017

Prior to the effective time of the Merger, the objective of our executive compensation for 2017 was principally to retain and motivate our senior executives following the SunEdison Bankruptcy. Our payment of equity-based compensation was designed to incentivize our senior executives to preserve and defend stockholder value in light of potential claims against the Company in the SunEdison Bankruptcy and the uncertainty and operational challenges we faced as we transitioned away from reliance on SunEdison for management, corporate and accounting services, employees, critical systems and information technology infrastructure, and the operation, maintenance and asset management of our renewable energy facilities and sought to close the Merger with Brookfield. Our payment of equity-based compensation was also designed to ultimately incentivize our senior executives to maximize stockholder value through our exploration of strategic alternatives and the closing of the Merger. In addition, our senior executives received cash retention awards to ensure our senior management remained engaged through the closing of the Merger. Following the effective time of the Merger, the compensation of our executive officers was directly set by Brookfield and any compensation decisions were not subject to any approvals by our Board or any committees thereof.

Details of the Elements of Our Named Executive Officer’s 2017 Compensation

Mr. Blackmore

Mr. Blackmore did not receive compensation for his service as our Interim Chief Executive Officer. All compensation disclosed for Mr. Blackmore in our 2017 Summary Compensation Table represents fees or RSUs awarded to Mr. Blackmore for his service as a member of our Board until his resignation on October 16, 2017. Because Mr. Blackmore did not receive compensation for his service as our Interim Chief Executive Officer, this Compensation and Discussion Analysis does not include a discussion of the elements of 2017 compensation for Mr. Blackmore.

Mr. Stinebaugh, Mr. Berger, Ms. Hannah and Ms. Rocheleau

On October 16, 2017. Mr. Stinebaugh, Mr. Berger, Ms. Hannah and Ms. Rocheleau were appointed to serve as our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel respectively. These four executive officers were not employees of the Company and were employed by Brookfield. Their services were provided under a management services agreement with Brookfield and Brookfield directly set their compensation. As such, the Company did not determine their compensation and did not incur any direct expense for their services. This Compensation and Discussion Analysis does not include a discussion of the elements of 2017 compensation for Mr. Stinebaugh, Mr. Berger, Ms. Hannah or Ms. Rocheleau.

Mr. Studebaker

Mr. Studebaker was appointed to serve as our Chief Operating Officer pursuant to an engagement letter (the “Engagement Letter”) between the Company and AP Services, LLC (“APS”), an affiliate of AlixPartners. Pursuant to the terms of the Engagement Letter, the Company compensated APS for its services and reimbursed APS for its expenses, with an hourly rate of $985 as compensation for the performance of Mr. Studebaker as Chief Operating Officer. APS also received a discretionary success fee of $2.0 million determined by the

Chief Executive Officer of the Company based on the outcome of the engagement and the Chief Executive Officer’s view of the Chief Operating Officer performance.

From January 1, 2017 until his resignation on August 9, 2017, Mr. Studebaker accrued $990,053 in fees for services billed to the Company and $326,134 for services billed to TerraForm Global, Inc. Mr. Studebaker was not directly compensated by the Company. Mr. Studebaker was not an employee of the Company and did not receive a salary or any equity-based compensation from the Company and was not eligible for any retention payments, benefits or severance offered by the Company to its employees or senior executives.

Ms. Cranna and Mr. Deschler

From January 1, 2017 until October 16, 2017, Ms. Cranna served as our Executive Vice President and Chief Financial Officer and Mr. Deschler served as our Senior Vice President, General Counsel and Secretary.

2016 Letter Agreements Regarding Accelerated Vesting

In July 2016, each of the Company and TerraForm Global entered into a letter agreement with each of Ms. Cranna and Mr. Deschler (collectively, the “July 2016 Letter Agreements”), which provide for accelerated vesting of RSAs and RSUs upon the occurrence of certain events. Pursuant to the July 2016 Letter Agreements, if either Ms. Cranna or Mr. Deschler, as applicable, had been terminated by SunEdison without cause or had resigned for good reason and had not received an offer of employment at either the Company or TerraForm Global in an equivalent position and with equivalent compensation, or, following a transition of her or his employment to either the Company or TerraForm Global, is terminated by the Company or TerraForm Global, as applicable, without cause or resigns for good reason, then 100% of her or his unvested RSAs and RSUs in each of the Company and TerraForm Global, Inc. will immediately vest, contingent upon the execution of a separation and release of claim agreement.

In addition, pursuant to the July 2016 Letter Agreements, if Ms. Cranna or Mr. Deschler, as applicable, becomes an employee of TerraForm Power, and remains an employee of TerraForm Power at the time that TerraForm Power ceases to be an affiliate of TerraForm Global, then all of their unvested RSAs and RSUs in TerraForm Global, Inc. will immediately vest. Mr. Deschler, although not an officer of TerraForm Global, was granted such awards when he was an employee of SunEdison, in recognition of services he performed in support of TerraForm Global’s initial public offering and operations prior to and after such initial public offering. If Ms. Cranna and Mr. Deschler, as applicable, becomes an employee of TerraForm Global, and remains an employee of TerraForm Global at the time that TerraForm Global ceases to be an affiliate of TerraForm Power, then all of their unvested RSAs and RSUs in TerraForm Power, Inc. will immediately vest.

In December 2016, the July 2016 Letter Agreements were updated to apply to any RSU grants made by the Company to Mr. Deschler, and by the Company and TerraForm Global to Ms. Cranna, subsequent to the execution of the July 2016 Letter Agreements.

2016 Letter Agreements Regarding Compensation and Severance

On August 25, 2016, the Company entered into a letter agreement with Mr. Deschler with respect to certain severance and compensation terms (the “August 25 Letter Agreement”). TerraForm Global was also a party to the August 25 Letter Agreement with respect to its agreement to have the August 25 Letter Agreement assigned to it if Mr. Deschler later became employed by TerraForm Global. On August 30, 2016, the Company entered into a letter agreement with Ms. Cranna with respect to similar severance and compensation terms (the “August 30 Letter Agreement” and together with the August 25 Letter Agreement, the “August Letter Agreements”). TerraForm Global was also a party to the August 30 Letter Agreement with respect to its agreement to (a) share the financial obligations of the Company if Ms. Cranna later became employed by the Company but performed duties for both the Company and TerraForm Global and (b) have the August 30 Letter Agreement assigned to TerraForm Global if Ms. Cranna had later become employed solely by TerraForm Global, Inc. The Company and TerraForm Global later decided to split equally the costs of Ms. Cranna’s compensation and benefits (other than any equity compensation, the cost of which is being born by the relevant entity that grants such equity compensation).

On December 12, 2016 and December 20, 2016, each of Ms. Cranna and Mr. Deschler entered into further letter agreements with TerraForm Power, that clarified the conditions for bonuses for 2016, and pursuant to which they accepted offers of at-will employment by the Company, effective as of December 18, 2016 (each, an “Employment Letter Agreement,” and jointly with the August Letter Agreements, the “Letter Agreements”). The Letter Agreements provide as follows, in each case subject to additional terms and conditions contained in the Letter Agreements and, in the case of Ms. Cranna, the agreement regarding cost splitting between the Company and TerraForm Global described above if Ms. Cranna performs duties for both the Company and TerraForm Global and a commitment by TerraForm Global to have the letter agreement assigned to it if Ms. Cranna is employed solely by TerraForm Global.

•
The Company agreed to pay a base salary of $401,145 annualized for Ms. Cranna and $290,686 annualized for Mr. Deschler. In addition, the Company will reimburse Mr. Deschler for his two daughters’ school fees in an amount up to $20,000 per year for each daughter, and will gross-up any such reimbursement amount for taxes withheld on such reimbursements

•
If the applicable officer is terminated without cause, resigns for good reason or dies, the officer is eligible to receive a lump-sum cash severance of one year of base salary and a payment equal to 12 months of COBRA health premiums, conditioned upon the executive officer executing a release of claims agreement in favor of the Company and meeting her or his obligations under any restrictive covenant agreements benefitting the Company. “Good reason” under the Letter Agreements includes a material adverse change in the executive officer’s reporting relationship, authority, duties or responsibilities; any material reduction in base salary or any materially adverse change in the percentage of base salary used to determine annual bonus opportunities; or a relocation to an office more than 50 miles from the executive officer’s office immediately prior to such relocation (unless such new location is closer to the executive officer’s residence at the time of such relocation).

•
The officer is eligible to participate in an annual variable incentive plan (the “Bonus Plan”) of the Company. The target under the Bonus Plan for Mr. Deschler is 50% of his base salary, with a maximum of 100%. The target under the Bonus Plan for Ms. Cranna is 60% of her base salary, with a maximum of 120%.

The Company entered into the letter agreements described above to encourage Ms. Cranna and Mr. Deschler to remain employed by SunEdison or, if applicable, the Company or TerraForm Global despite the uncertainty caused by the SunEdison Bankruptcy.

Base Salary

The Employment Letter Agreements for Ms. Cranna and Mr. Deschler provided for their respective 2017 base salaries. Ms. Cranna earned a prorated salary of $333,259 based on an annualized base salary of $401,145 for 2017 and Mr. Deschler earned a prorated salary of $241,493 based on an annualized base salary of $290,686 for 2017. The payment of a base salary to Ms. Cranna and Mr. Deschler enabled us to retain them as executives by establishing minimum compensation levels. Given the uncertainty surrounding the Company following the SunEdison Bankruptcy, our Conflicts Committee and Interim Chief Executive Officer determined that a portion of the 2017 compensation for Ms. Cranna and Mr. Deschler should be paid in cash to ensure retention of our senior management. In addition, our Interim Chief Executive Officer determined that the 2017 base salary of Ms. Cranna and Mr. Deschler and certain perquisites of Mr. Deschler should remain generally unchanged from the same amounts paid for 2016. In reaching this decision, our Interim Chief Executive Officer considered, among other things, the scope of the responsibilities performed by Ms. Cranna and Mr. Deschler, their seniority, years of service with the Company and their total compensation.

In addition, Ms. Cranna received a lump-sum cash payment of $47,174 and Mr. Deschler received a lump-sum cash payment of $24,261, in each case for accrued but unused paid time off as of the effective time of the Merger. The amounts presented under Salary in the 2017 Summary Compensation Table include such payments for accrued but unused paid time off.

2016 Retention Payments

Because of its financial difficulties and the resulting Bankruptcy, SunEdison, as the Company’s controlling stockholder, did not pay bonuses to our named executive officers or any other employees for their services performed for the Company during 2015. In light of this failure and the importance of retaining and motivating key personnel, the Company, in April 2016 approved the grant of retention cash awards to Ms. Cranna and Mr. Deschler, among others. Ms. Cranna received a retention award of $299,361 and Mr. Deschler received a retention award of $216,930. The 2016 retention payments were payable in cash and vested in equal installments on May 31, 2016, September 30, 2016 and March 31, 2017. The 2017 amounts presented under Retention Bonus in the 2017 Summary Compensation Table include the vesting and payment of the third installments of the retention payment on March 31, 2017.

2017 Retention Payments

In light of the importance of retaining and motivating key personnel after the vesting and payment of the third installments of the 2016 retention payments in March 2017, the Company approved the grant of 2017 retention cash awards to Ms. Cranna and Mr. Deschler, among others. Ms. Cranna received a retention award of $401,145 and Mr. Deschler received a retention award of $290,686. The 2017 retention payments were payable in cash and vested 75% upon the consummation of the Merger, which occurred on October 16, 2017, and the remaining 25% vested ninety days following the consummation of the Merger on January 14, 2018. Pursuant to the terms of their retention awards, if the Merger had not closed by March 31, 2018, 100% of the 2017 retention payments would have vested on that date. The 2017 amounts presented under Retention Bonus in the 2017 Summary Compensation Table include the full amount of the 2017 Retention Payments, including the 25% paid in January 2018.

Our then-constituted Compensation Committee determined that a portion of the 2017 compensation for Ms. Cranna and Mr. Deschler should be structured as retention payments that would vest upon the consummation of the Merger to ensure our senior management was motivated to close the Merger and to ensure the retention of senior management during the interim period between the signing and closing of the Merger. The 2017 retention cash awards to the Company’s executive team, including Ms. Cranna and Mr. Deshler, represented twelve months of base salary. This amount was determined by our Compensation Committee in consideration of the scope of the responsibilities performed by the Company’s executive team and the importance of retaining and motivating senior management. In reaching this determination our Compensation Committee considered market practice for retention payments in connection with pending merger transactions, the importance of retaining key personnel in light of the pending Merger with Brookfield and market data that was made available from Aon Hewitt. While the Compensation Committee considered market data in reaching this determination, it did not benchmark the amount of the 2017 retention payments to such data.

Equity-Based Compensation

The payment of equity-based compensation aligned the incentives of our senior management and our stockholders. During 2017, the payment of equity-based compensation provided incentives to our senior executives to maximize stockholder value through our exploration of strategic alternatives. In April 2017, our then-constituted Compensation Committee determined that certain key employees, including Ms. Cranna and Mr. Deschler, should be granted equity-based compensation. On April 4, 2017, Mr. Deschler was awarded 11,768 RSUs, worth $145,334 based on the closing price of the Company’s Class A common stock on that day, and Ms. Cranna was awarded 16,240 RSUs, worth $200,564 based on the closing price of TerraForm Power’s Class A common stock on that day, all under the Company’s 2014 Second Amended and Restated Long-Term Incentive Plan. The equity-based compensation was granted in the form of RSUs which vest upon a time-based schedule. Pursuant to this schedule, the RSUs will vest 25% on the first and second anniversary of the grant date and 50% on the third anniversary of the grant date. As has been the general practice of the Company when granting RSUs, under the terms of the relevant RSU Award Agreements, these RSUs were subject to full vesting upon a change in control. The Compensation Committee determined this vesting schedule created appropriate long-term incentives for senior management while balancing the need to retain key personnel in light of the pending Merger with Brookfield. At the effective time of the Merger, Ms. Cranna held 39,742 RSUs and Mr. Deschler held 22,448 RSUs, all of which vested in full.

In determining the amount of equity-based compensation paid to Ms. Cranna and Mr. Deschler, the Compensation Committee considered market practice for equity awards in connection with pending merger transactions, the importance of retaining key personnel in light of the pending Merger with Brookfield and reviewed data made available from Aon Hewitt based on researched best practices and how similar sized companies handle annual equity grants. While the Compensation Committee considered market data in reaching this determination, it did not benchmark the amount of the 2017 equity awards to such data.

Severance

In accordance with the Letter Agreements, Ms. Cranna and Mr. Deschler received lump-sum cash severance payments as a result of the Merger. Ms. Cranna received $441,307 which included $401,145, equal to one year of base salary, and $40,162, equal to 12 months COBRA health premiums. Mr. Deschler received $333,363 which included $290,686, equal to one year of base salary, and $42,677, equal to 12 months of COBRA health premiums. The amounts presented under All Other Compensation in the 2017 Summary Compensation Table include such severance payments and COBRA health premiums.

Non-Equity Incentive Plan Compensation

Ms. Cranna and Mr. Deschler were each eligible to receive non-equity discretionary bonuses for 2017. As an inducement to retain the Company’s employees through the closing of the Merger, our Compensation Committee determined that all employees who were eligible for a bonus in 2017 should be guaranteed a minimum bonus for 2017 equal to 75% of their target bonus under the Company’s Bonus Plan. The Compensation Committee determined that this was a fair floor for the Company’s employees even if an employee was terminated in connection with the closing of the Merger. In reaching these determinations, the Compensation Committee considered the need for our employees to have some assurance that they would receive a bonus given that the Merger was anticipated to close late in the calendar year, the value to the Company of continuity of employees in the period leading up to the closing of the Merger and concerns regarding whether managers who assess the performance of the employees they supervise in connection with bonus determinations would still be with the Company following the closing of the Merger. The Compensation Committee also determined that bonus targets for Ms. Cranna and Mr. Deschler for 2017 would be equal to their respective bonus targets for 2016, as set forth in the Letter Agreements. Pursuant to these determinations by the Compensation Committee, Ms. Cranna received a cash bonus for 2017 of $157,972 and Mr. Deschler received a cash bonus of $95,394 for 2017, equal in each case to 75% of their respective target bonuses, prorated for the portion of the calendar year for which they were employed by the Company.

Qualified Retirement Benefits

During 2017, Ms. Cranna and Mr. Deschler participated in the Company’s 401(k) plan, which is a broad-based tax-qualified retirement plan. Consistent with other participants in the Company’s 401(k) plan, Ms. Cranna and Mr. Deschler are eligible to make pre-tax, and “Roth” after-tax, 401(k) contributions to the Company’s 401(k) plan and receive a percentage of individual contributions plus a defined contribution from the Company, subject to certain limitations. For fiscal 2017, Ms. Cranna received a contribution of $16,036. For fiscal 2017, Mr. Deschler received a contribution of $12,530.

Perquisites

As discussed under Letter Agreements Regarding Compensation and Severance above, the Company agreed to reimburse Mr. Deschler for his two daughters’ school fees in an amount up to $20,000 per year for each daughter. The Company agreed to gross-up any such reimbursement amount for taxes withheld on such reimbursements. A similar reimbursement arrangement was originally provided by SunEdison and the Company determined that it was an appropriate perquisite to continue to include in Mr. Deschler’s overall 2017 compensation in light of Mr. Deschler’s total compensation and the allocation of Mr. Deschler’s total compensation between equity and non-equity based payments. In fiscal 2017, Mr. Deshler received $143,270 in total grossed-up reimbursement for his daughters’ school fees, representing fees paid for both the 2016/2017 and 2017/2018 school years.

Ms. Cranna and Mr. Deschler each received a $1,000 gift card pursuant to a spot bonus program available to full-time employees.

Ms. Cranna and Mr. Deschler also participated in our medical and dental program and received life insurance and long-term disability insurance coverage. In general, these programs were consistent with programs made available to all of our employees.

Our named executive officers also received certain other perquisites which had little or no incremental cost to us.

Other Factors Affecting Compensation

Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), a public company generally may not deduct compensation in excess of $1 million paid to its CEO and other covered officers.  Recently enacted legislation commonly known as the Tax Cuts and Jobs Act (the “Tax Act”) makes certain changes to Section 162(m), most notably repealing the exemption for qualified performance-based compensation for taxable years beginning after December 31, 2017 and expanding the scope of persons covered by its limitations on deductibility. Accordingly, compensation paid after 2017 to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. We have historically sought to structure our variable equity-based and cash-based incentive awards to be deductible under Section 162(m), to the extent possible. However, to maintain flexibility in compensating our executives, we do not have a policy requiring compensation to be fully deductible under Section 162(m). Following the closing of the Merger, Brookfield directly sets the compensation of our Chief Executive Officer, Chief Financial Officer and General Counsel and the Company does not incur any direct expense for their services. As such, we do not expect to incur material compensation related expenses for our executive officers as long as such compensation arrangements remain in place.

Stockholder Advisory Vote on Executive Compensation

On August 10, 2017, the Company held its annual meeting of stockholders for 2017 (the “2017 Annual Meeting”). At the 2017 Annual Meeting, the Company’s stockholders approved, on a non-binding advisory basis, the compensation of the Company’s named executive officers and recommended, by non-binding advisory vote, that future advisory votes on the compensation of the Company’s named executive officers be held every one year. The Company expects that a nonbinding, advisory say on pay vote will be held at the Company’s next annual meeting of stockholders.

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE OF THE BOARD OF DIRECTORS

Our Board has determined that our Governance Committee may be treated as the Company’s ‘compensation committee’ for disclosure purposes with respect to the year ended December 31, 2017. Our Governance Committee was created on October 16, 2017 and was not responsible for, and did not participate in, the determination of compensation for our named executive officers in 2017.

The Governance Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Governance Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report.

THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Harry Goldgut, Chairman
Christian S. Fong
Mark “Mac” McFarland

Summary of Executive Compensation

Summary Compensation Table

The following table presents summary information concerning 2017 compensation awarded or paid to, or earned by: (i) each individual that served as the Company’s Chief Executive Officer during 2017; (ii) each individual that served as the Company’s Chief Financial Officer during 2017; (iii) each of the other three most highly compensated executive officers for the year 2017 who were serving as executive officers as of December 31, 2017 and (iv) two additional individuals who would have been one of the three most highly compensated executive officers for the year 2017 but for the fact that the individuals were not serving as executive officers of the Company as of December 31, 2017 (collectively, such persons were the “named executive officers” for the Company for 2017).

Name and Principal Positions as of 12/31/2017	Year	Salary ($)(1)	Retention Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)			Total ($)
Peter Blackmore	2017	-	-	150,000	(5)	-	-		-	150,000		(6)	300,000
Chairman & Interim Chief Executive Officer	2016	-	-	321,168	(5)	-	-		-	100,000		(6)	421,168
Rebecca Cranna (7)	2017	380,432	401,145	200,564	(5)	-	157,972	(8)	-	458,343		(9)	1,598,456
Executive Vice President and Chief Financial Officer	2016	412,067	199,574	224,198	(5)	-	376,498	(8)	-	12,936		(10)	1,225,273
	2015	328,713	-	1,296,119	(5)	-	-		-	15,484		(10)	1,640,316
Sebastian Deschler	2017	265,753	290,686	145,335	(5)	-	95,394	(8)	-	490,164		(9)	1,287,332
Senior Vice President, General Counsel and Secretary	2016	308,474	144,620	162,464	(5)	-	268,536	(8)	-	16,430		(10)	900,524
	2015	287,038	-	309,168	(5)	-	-		-	20,030		(10)	616,236
Thomas Studebaker (11)	2017	-	-	-		-	-		-	1,316,187		(12)	1,316,187
Chief Operating Officer	2016									1,305,395		(12)	1,305,395
John Stinebaugh (13)	2017	-	-	-		-	-		-		-		-
Chief Executive Officer
Matthew Berger (13)	2017	-	-	-		-	-		-		-		-
Chief Financial Officer
Valerie Hannah (13)	2017	-	-	-		-	-		-		-		-
Chief Operating Officer
Andrea Rocheleau (13)	2017	-	-	-		-	-		-		-		-
General Counsel
————

(1)
Amounts shown include (a) cash compensation earned and received, (b) cash compensation earned but deferred at the election of the executive officer under the SunEdison Retirement Savings Plan and (c) cash received in exchange for earned but unused paid time off.

(2)
In April 2016, the Company approved retention cash awards to select executives. The awards vested in equal installments on May 31, 2016, September 30, 2016 and March 31, 2017. Amounts for 2016 represent the first two installments that vested and were paid out in 2016. Amounts for 2017 represent the third installment that vested and was paid out in 2017.

(3)
All option awards reflected in the table are non-qualified stock options and all stock awards reflected in the table are Restricted Stock Units or Restricted Stock Awards, in each case, issued under the SunEdison, Inc. 2010 Amended and Restated Equity Incentive Plan, the SunEdison, Inc. 2015 Long-Term Incentive Plan, the TerraForm Power, Inc. 2014 Second Amended and Restated Long-Term Incentive Plan or the TerraForm Global, Inc. 2014 Long-Term Incentive Plan. The dollar amounts shown for stock awards and option awards represent the aggregate grant date fair value with respect to fiscal years 2017, 2016 and 2015 in accordance with the applicable Accounting Standard Codification 718, Stock Compensation, excluding the effect of forfeitures related to service-based conditions. These amounts do not reflect whether the named executive officers have actually realized or will realize a financial benefit from the awards. For information on the assumptions used to calculate the value of the awards, refer to Note 2 to the consolidated financial statements in the Company’s annual report on Form 10-K.

(4)
Amounts shown were awarded pursuant to the terms of the Letter Agreements, under which Ms. Cranna and Mr. Deschler were eligible to participate in a newly formed Bonus Plan of the Company as of January 1, 2016.

(5)
Represents shares and units granted under the SunEdison 2010 Amended and Restated Equity Incentive Plan, the TerraForm Power, Inc. Long-Term Incentive Plan and the Terraform Global, Inc. Long-Term Incentive Plan.

(6)
Represents cash fees paid to Mr. Blackmore for his service as a director for the Company and TerraForm Global, Inc. Mr. Blackmore did not receive additional cash or equity compensation for his service as the Interim Chief Executive Officer of the Company or Terraform Global, Inc. Mr. Blackmore joined the Company’s Board and became its Chairman on November 20, 2015. He served as the chairman of the Office of the Chairman from March 30, 2016 until April 21, 2016 whereupon the Board dissolved the Office of the Chairman and Mr. Blackmore was appointed as Interim Chief Executive Officer in addition to his role as Chairman of the Board. He resigned as Interim Chief Executive Officer and from the Board on October 16, 2017.

(7)
Ms. Cranna split her time evenly between the Company and TerraForm Global, Inc. The cash compensation received by Ms. Cranna reflects the total cash compensation received for services provided to the Company and to TerraForm Global, Inc. Beginning in 2017, Ms. Cranna was an employee of TerraForm Power, Inc. and is compensated directly by the Company. However, pursuant to the August 30 Letter Agreement, TerraForm Global, Inc. will reimburse the Company for 50% of the cash compensation paid by the Company to Ms. Cranna. Ms. Cranna was removed as Chief Financial Officer on October 16, 2017 in connection with the closing of the Merger.

(8)	These amounts were awarded for fiscal 2016 and 2017, respectively, under TerraForm Power, Inc.’s Bonus Plan.
(9)
These amounts represent severance payments equal to one year of base salary, 12 months of COBRA health premiums, contributions to the Company’s Retirement Savings Plan, the value of a gift cards received during 2017 pursuant to a spot bonus program, and with respect to Mr. Deschler, total grossed-up reimbursement for his daughters’ school fees.

(10)	Amounts shown are contributions by SunEdison to the SunEdison Retirement Savings Plan.
(11)	Mr. Studebaker is a Managing Director in AlixPartners, LLPs’ Turnaround & Restructuring practice. He was appointed Chief Operating Officer effective on July 7, 2016 and resigned on August 9, 2017.
(12)
Pursuant to the Engagement Letter, the Company compensated AlixPartners, LLC for its services and reimbursed AlixPartners, LLC for its expenses, with an hourly rate of $985 as compensation for the performance of Mr. Studebaker as Chief Operating Officer. From January 1, 2017 until his resignation on August 9, 2017, Mr. Studebaker accrued $990,053 in fees for services billed to the Company and $326,134 for services billed to TerraForm Global, Inc.

(13)
Following the closing of the Merger, Brookfield directly set the compensation of our Chief Executive Officer, Chief Financial Officer, General Counsel and Chief Operating Officer. The Company did not incur any direct expense for their services.

Grants of Plan-Based Awards

The following table sets forth plan based awards to the named executive officers during 2017.

		Estimated Future Payouts Under			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Non-equity Incentive Plan Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Peter Blackmore
Chairman & Interim Chief Executive Officer	8/4/2017				30,000	(1)	-	-	150,000
Rebecca Cranna	4/4/2017				16,240	(2)	-	-	200,564
Executive Vice President and Chief Financial Officer

Sebastian Deschler	4/4/2017				11,768	(2)	-	-	145,335
Senior Vice President, General Counsel and Secretary

Thomas Studebaker	-	-	-	-	-		-	-	-
Chief Operating Officer
John Stinebaugh	-	-	-	-	-		-	-	-
Chief Executive Officer
Matthew Berger	-	-	-	-	-		-	-	-
Chief Financial Officer
Valerie Hannah	-	-	-	-	-		-	-	-
Chief Operating Officer
Andrea Rocheleau	-	-	-	-	-		-	-	-
General Counsel
————

(1)	Represents grants made under the TerraForm Global, Inc. 2014 Long-Term Incentive Plan.

(2)	Represents grants made under the TerraForm Power, Inc. 2014 Long-Term Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding equity awards held by the named executive officers of the Company at December 31, 2017.
Option Exercised and Stock Vested

The following table sets forth certain information concerning stock option exercises and the vesting of restricted stock units and restricted stock awards of the Company, TerraForm Global and SunEdison during 2017 by the named executive officers of the Company.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Peter Blackmore	-	-	97,419	(1)	618,183
Rebecca Cranna	-	-	219,327		1,467,429
Sebastian Deschler	-	-	255,164		356,432
Thomas Studebaker	-	-	-		-
John Stinebaugh	-	-	-		-
Matthew Berger	-	-	-		-
Valerie Hannah	-	-	-		-
Andrea Rocheleau	-	-	-		-
————

(1)
Represents (i) 12,000 Company shares that vested on May 27, 2017, (ii) 8,400 Company shares that vested on November 20, 2016 but were not distributed until October 16, 2017 at the effective time of the Merger, (iii) 44,400 TerraForm Global shares that vested on May 25, 2017, (iv) 17,919 TerraForm Global shares that vested on December 28, 2017 at the effective time of TerraForm Global’s Merger, and (v) 14,700 TerraForm Global shares that vested on November 20, 2016 but were not distributed until December 28, 2017 at the effective time of TerraForm Global’s Merger.

Letter Agreements Regarding Accelerated Vesting and Severance

See “Compensation Discussion and Analysis - Details of the Elements of Our Named Executive Officer’s 2017 Compensation - Ms. Cranna and Mr. Deschler” above for information regarding certain letter agreements entered into between the Company and Ms. Cranna and Mr. Deschler.

Potential Payment Upon Termination or Change in Control

Because the Company’s current executive officers are not employees of the Company, they are not eligible for any payments by the Company upon termination or change in control.

Pay Ratio Disclosure

As a result of the recently adopted rules under the Dodd-Frank Act, the SEC requires disclosure of the CEO to median employee pay ratio. To determine our median employee, we prepared a list of all employees as of December 31, 2017 and calculated total cash compensation of our median employee for 2017 based on payroll data. We selected total cash compensation as a consistently applied compensation measure for all employees in part because all outstanding equity awards granted under the Company’s Long-Term Incentive Plan vested in full at the effective time of the Merger and were converted into the right to receive the Merger consideration regardless of the grant date of the equity awards or their grant-date fair value. As of December 31, 2017, we had 119 employees. For purposes of this list, total cash compensation included salary, bonus, the value of RSUs that vested in 2017 (including RSUs that were converted into cash consideration at the effective time of the Merger) and the special dividend paid to RSU holders at the effective time of the Merger. Wages and salaries were annualized for permanent employees that were not employed for the full year of 2017. Our median employee had 2017 total cash compensation of $151,592. Our CEO as of December 31, 2017, Mr. Stinebaugh, is employed by our controlling stockholder, Brookfield, and provides services to the Company under a management services agreement. Mr. Stinebaugh does not receive any direct compensation from the Company for his services as our CEO as reflected in the Summary Compensation Table included in this Proxy Statement. As such, a ratio of CEO total compensation to our median employee’s total compensation would not be meaningful and is not presented.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth certain information known to us regarding beneficial ownership of our voting securities as of March 31, 2018 by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote below, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13D or 13G filed with the SEC.

This table lists applicable percentage ownership based on 148,086,027 shares of our Class A common stock, in each case outstanding as of March 31, 2018. Shares issuable upon exercise of options to purchase shares of our Common Stock that are exercisable within 60 days of March 31, 2018, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o TerraForm Power, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814.

	Class A Common Stock
Name and Address of Beneficial Owner	Number of Shares	%
5% Stockholders:
Brookfield Asset Management, Inc. (1)	75,594,459	51.0
Strategic Value Partners, LLC (2)	13,904,890	9.4
Directors, Named Executive Officers and Executive Officers:
Peter Blackmore (3)	12,778	*
Rebecca Cranna (3)	65,216	*
Sebastian Deschler (3)	62,548	*
Thomas Studebaker	-	*
John Stinebaugh	8,100	*
Matthew Berger	-	*
Valerie Hannah	-	*
Andrea Rocheleau	-	*
Brian Lawson	-	*
Harry Goldgut	-	*
Christian Fong	8,017	*
Richard Legault	-	*
Mark “Mac” McFarland	-	*
Sachin Shah	-	*
Bruce Williamson	-	*
Directors and Current Executive Officers as a group (11 persons)	16,117	*
————
* Less than one percent

(1)
As set forth in the Schedule 13D/A filed with the SEC on February 7, 2018. According to the filing, Brookfield Asset Management Inc., Partners Limited, Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P., Brookfield Infrastructure Fund GP LLC, Orion US GP LLC, and Orion US Holdings 1 LP, share voting and dispositive power over 75,594,459 shares of Class A common stock. The address of Orion US LP, Orion US GP, BIF, BAMPIC Canada, Brookfield and Partners is 181 Bay Street, Suite 300, Brookfield Place, Toronto, Ontario M5J 2T3, Canada.

(2)
As set forth in such company’s Schedule 13G filed with the SEC on January 8, 2018. According to the filing, Strategic Value Partners, LLC, SVP Special Situations III LLC, SVP Special Situations IV LLC, SVP Special Situations III-A LLC, and Victor Khosla may be deemed to share voting and dispositive power over 13,904,890 shares of Class A common stock. The address for each of the Strategic Value entities is 100 West Putnam Avenue Greenwich, CT 06830.

(3)	As set forth in the Forms 4 filed on behalf of Ms. Cranna and Messrs. Blackmore and Deschler on October 18, 2017.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth information with respect to all of our equity compensation plans as of December 31, 2017:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-	-	3,926,121	(3)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	-	-	3, 926,121
————

(1)	Number of shares is subject to adjustment for changes in capitalization for stock splits, stock dividends and similar events.
(2)	Weighted average exercise price of outstanding options; excludes restricted stock units and performance-based restricted stock units.
(3)	These shares are currently issuable under the TerraForm Power, Inc. 2014 Second Amended and Restated Long-Term Incentive Plan.

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS

As provided by our Conflicts Committee charter adopted in October 2017 in connection with the Merger and Sponsorship Transaction, our Conflicts Committee is responsible for reviewing and approving any material related party transactions between the Company and any affiliated parties, on the one hand, and Brookfield and certain affiliates, on the other hand. The members of our Conflicts Committee determine whether to approve a related party transaction in the exercise of their fiduciary duties as directors.

RELATED PARTIES

Prior to the consummation of the Merger, TerraForm Power was a controlled affiliate of SunEdison, Inc. As a result of the consummation of the Merger on October 16, 2017, a change of control of TerraForm Power occurred, and Orion Holdings, which is an affiliate of Brookfield, now holds 51% of the voting securities of TerraForm Power. Pursuant to the merger and sponsorship transaction agreement, Orion Holdings acquired approximately 65.1 million additional shares of Class A common stock in addition to approximately 10.5 million shares previously held. Orion Holdings acquired such additional shares for $9.52 per share for a total purchase price of approximately $620.2 million funded by Brookfield and its affiliates. As a result of the Merger closing, TerraForm Power is no longer a controlled affiliate of SunEdison, Inc. and is now a controlled affiliate of Brookfield.

SunEdison Bankruptcy and Settlement with SunEdison

TerraForm Power entered into the Settlement Agreement with SunEdison on March 6, 2017, which was approved by the Bankruptcy Court. The settlements, mutual intercompany releases and certain other terms and conditions became effective upon the consummation of the Merger with affiliates of Brookfield on October 16, 2017. The effectiveness of these Settlement Agreement provisions has resolved claims between TerraForm Power and SunEdison, including, among other things, claims of SunEdison against the Company for alleged fraudulent and preferential transfers and claims of the Company against SunEdison, including those outlined in the initial proof of claim filed by the Company in the SunEdison Bankruptcy on September 25, 2016 and on October 7, 2016. Under the Settlement Agreement, all such claims have been mutually released. Moreover, with certain limited exceptions, any agreements between SunEdison Debtors and SunEdison parties to the Settlement Agreement on the one hand and the Company on the other hand have been deemed rejected without further liability, claims or damages on the part of the Company. These exceptions included directors’ and officers’ liability insurance allocation agreements and certain corporate and project-level transition services agreements.

Historical Management Services Agreement with SunEdison

Historically, general and administrative expenses - affiliate primarily represented costs incurred by SunEdison for services provided to the Company pursuant to the management services agreement (the “SunEdison MSA”). Pursuant to the SunEdison MSA, SunEdison agreed to provide or arrange for other service providers to provide management and administrative services to the Company. As consideration for the services provided, the Company agreed to pay SunEdison a base management fee equal to 2.5% of the Company’s cash available for distribution in 2015, 2016 and 2017 but not to exceed $4.0 million in 2015, $7.0 million in 2016 or $9.0 million in 2017. Subsequent to the SunEdison Bankruptcy, SunEdison continued to provide some of these services, including services related to information technology, human resources, tax, treasury, finance and controllership, but stopped providing or reimbursing the Company for other services.

The Company entered into a corporate-level transition services agreement with SunEdison on September 7, 2017 that covered the services that SunEdison continued to provide under the SunEdison MSA and retroactively applied to transition services provided since February 1, 2017. The Company paid SunEdison certain monthly fees in exchange for these services at rates consistent with past practice. Amounts incurred by the Company under this transition services agreement with SunEdison and by SunEdison under the SunEdison MSA totaled $4.5 million, $12.0 million and $54.3 million for the years ended December 31, 2017, 2016 and 2015, respectively, and are reported within general and administrative expenses - affiliate in the consolidated statements of operations. As discussed above, the SunEdison MSA was rejected without further liability, claims or damages on the part of the Company pursuant to the Settlement Agreement upon the closing of the Merger. The corporate-level transition services agreement was extended through the end of the fourth quarter of 2017 with respect to certain information technology services. Amounts incurred for these services subsequent to the Merger closing date on October 16, 2017 are included within general and administrative expenses in the consolidated statement of operations since SunEdison was no longer an affiliate of the Company.

Historical O&M and Asset Management Services with SunEdison

O&M services, as well as asset management services, were historically provided to the Company substantially by SunEdison pursuant to contractual agreements. The Company has completed its transition away from SunEdison for these services, with the exception of services provided to its 101.6 MW renewable energy facility in Chile. In the first half of 2017, the Company entered into certain transition services agreements with SunEdison to facilitate this transition. These transition services agreements allowed the Company, among other things, to hire employees of SunEdison that were performing these project-level services for the Company and to terminate project-level asset management and O&M services on 10 days advance notice. Total costs incurred for O&M and asset management services from SunEdison were $17.6 million, $26.7 million and $19.9 million during the years ended December 31, 2017, 2016 and 2015, respectively, and are reported as cost of operations - affiliate in the consolidated statements of operations. Amounts incurred for O&M and asset management services from SunEdison subsequent to the Merger closing date on October 16, 2017 are included within cost of operations in the consolidated statement of operations since SunEdison was no longer an affiliate of the Company.

In addition, in conjunction with the First Wind Acquisition in 2015, SunEdison committed to reimburse the Company for capital expenditures and O&M labor fees in excess of budgeted amounts (not to exceed $53.9 million through 2019) for certain of its wind power plants. During the year ended December 31, 2015, the Company received contributions pursuant to this agreement of $4.3 million. The total amount related to capital expenditures of $50.0 million was initially recognized in renewable energy facilities as a prepaid warranty as the amount was part of the consideration paid on the acquisition date. As a result of the SunEdison Bankruptcy, the Company recorded a loss of $45.4 million during the year ended December 31, 2015 related to the write-off of the remaining balance of the prepaid warranty, which was net of depreciation expense of $1.9 million and capital expenditure reimbursements received of $2.7 million, and is reported as loss on prepaid warranty - affiliate in the consolidated statement of operations. As a result of the SunEdison Bankruptcy, no contributions were received during 2016 or 2017.

Historical Engineering, Procurement and Construction Contracts and Module Warranties

SunEdison served as the prime construction contractor for most of the Company’s renewable energy facilities acquired from SunEdison pursuant to engineering, procurement and construction contracts with the Company’s project-level subsidiaries. The Company also generally obtained solar module warranties from SunEdison, including workmanship warranties and output guarantees, for those solar facilities that the Company acquired from SunEdison that utilized SunEdison modules. Third party insurance was procured by SunEdison to back-stop payment of warranty claims for SunEdison modules purchased from January of 2011 through January of 2017.

During the first quarter of 2017, the Company received $7.0 million from SunEdison in satisfaction of outstanding claims made under engineering, procurement and construction contracts, of which $4.8 million related to the Company’s renewable energy facility located in Chile and compensated the relevant project company as the facility’s performance during the warranty period was below that guaranteed by an affiliate of SunEdison under the applicable EPC contract. These receipts were treated as equity contributions from SunEdison within Net SunEdison investment on the consolidated statement of stockholders’ equity for the year ended December 31, 2017. As discussed above, pursuant to the Settlement Agreement entered into with SunEdison, and upon the consummation of the Merger with affiliates of Brookfield on October 16, 2017, these construction and related contracts were rejected without further liability, claims or damages on the part of the Company.

 Historical Interest Payment Agreement with SunEdison

Since the Company’s initial public offering (“IPO”) on July 23, 2014, the Company was a party to an interest payment agreement with SunEdison, pursuant to which SunEdison would pay a portion of the scheduled interest payments on certain corporate-level indebtedness. The Company received equity contributions totaling $8.0 million and $10.6 million from SunEdison pursuant to this agreement during the years ended December 31, 2016 and 2015, respectively. The 2016 contribution was received in the first quarter of 2016 and accrued for during fiscal 2015. As of the first quarter of 2016, the Company had received a cumulative amount of $24.0 million under this agreement from SunEdison with $24.0 million of scheduled payments due in future periods. The Company did not receive any payments from SunEdison pursuant to this agreement subsequent to the first quarter of 2016. As discussed above, pursuant to the Settlement Agreement entered into with SunEdison, and upon the consummation of the Merger with affiliates of Brookfield on October 16, 2017, this agreement was rejected without further liability, claims or damages on the part of the Company.

 Historical Support Agreement and Intercompany Agreement with SunEdison

The Company entered into a project support agreement with SunEdison (the “Support Agreement”) on July 23, 2014, which provided the Company the option to purchase additional renewable energy facilities from SunEdison and also provided the Company a right of first offer with respect to certain other renewable energy facilities. During the years ended December 31, 2016 and 2015, the Company acquired renewable energy facilities with a combined nameplate capacity of 19.2 MW and 350.9 MW, respectively, from SunEdison under the Support Agreement. The Company did not acquire any renewable energy facilities from SunEdison under the Support Agreement during the year ended December 31, 2017.

In connection with the First Wind Acquisition, the Company and SunEdison entered into an agreement (the “Intercompany Agreement”) pursuant to which the Company was granted the option to purchase additional renewable energy facilities in the First Wind pipeline from SunEdison. During the year ended December 31, 2015, the Company acquired renewable energy facilities with a combined nameplate capacity of 222.6 MW from SunEdison under the Intercompany Agreement. The Company did not acquire any renewable energy facilities from SunEdison under the Intercompany Agreement during the years ended December 31, 2017 or 2016.

As discussed above, pursuant to the Settlement Agreement entered into with SunEdison, and upon the consummation of the Merger with affiliates of Brookfield on October 16, 2017, the Support Agreement and Intercompany Agreement were rejected without further liability, claims or damages on the part of the Company.

The Company continues to maintain a call right over 0.5 GW (net) of operating wind power plants that are owned by a warehouse vehicle that was owned and arranged by SunEdison (the “AP Warehouse”). SunEdison sold its equity interest in the AP Warehouse to an unaffiliated third party in 2017.

 Insurance Allocation Agreements

The Company, TerraForm Global, Inc., SunEdison and certain of their respective directors and officers shared $150.0 million of directors’ and officers’ liability insurance policies that covered the period from July 15, 2015 to July 14, 2016 (the “D&O Insurance”). SunEdison and the independent directors of SunEdison (the “SUNE D&O Parties”) entered into an agreement, dated March 27, 2017 and amended on June 7, 2017, with the Company, TerraForm Global, Inc., their respective current directors (as of that date) and certain of their respective current officers (as of that date) (the “YieldCo D&O Parties”) related to the D&O Insurance, which included, among other things, an agreement by SunEdison to consent to proposed settlements of up to $32.0 million to be funded from the D&O Insurance for certain lawsuits against the YieldCo D&O Parties. The agreement was approved by the Bankruptcy Court on June 28, 2017.

On August 31, 2017, the Company, TerraForm Global, Inc., SunEdison and certain of their respective current and former directors and officers entered into a second agreement related to the D&O insurance, which provided, among other things, that no party to the second D&O insurance allocation agreement would object to the settlement of the Chamblee Class Action (as discussed in Note 19 to the consolidated financial statements in the Company’s annual report on Form 10-K) with the use of $13.63 million of the D&O insurance. On September 11, 2017, the Bankruptcy Court granted approval of the second D&O insurance allocation. In connection with the second D&O insurance allocation agreement, the Company and TerraForm Global, Inc. entered into an agreement pursuant to which TerraForm Global, Inc. agreed to indemnify and reimburse the Company for certain legal costs and expenses related to the defense or settlement of the Chamblee Class Action that are not covered by the D&O insurance.

In addition to the insurance allocation agreements, from time to time, the Company agreed to orders or stipulations with SunEdison and TerraForm Global, Inc. in connection with the SunEdison Bankruptcy related to, among other things, insurance proceeds, interim operating protocols, bankruptcy filing protocols and other matters.

Due to affiliates, net and due from affiliate

As of December 31, 2016, the Company had a net payable to SunEdison of $16.7 million, which is reported as due to affiliates, net in the consolidated balance sheet. As discussed above, under the Settlement Agreement, the settlements and mutual intercompany releases became effective upon the consummation of the Merger with affiliates of Brookfield on October 16, 2017, and as a result, the Company wrote-off $15.7 million of payables to SunEdison as of such date. The write-off was recognized in additional paid-in capital as the entire settlement with SunEdison was accounted for as an equity transaction.

The $4.0 million due to affiliates, net amount reported in the consolidated balance sheet as of December 31, 2017 represents a $3.4 million payable to an affiliate of Brookfield for the quarterly base management fee that was payable pursuant to the Brookfield MSA (as defined and discussed below under Brookfield Master Services Agreement) and $0.6 million of accrued standby fee interest that was payable to a Brookfield affiliate under the Sponsor Line Agreement. As of December 31, 2017, the Company also had a $4.4 million receivable from TerraForm Global, Inc. as a result of payments made by the Company on its behalf regarding rent for its shared corporate headquarters, compensation for certain employees that provided services to both companies during 2017 and certain other information technology services. On December 28, 2017, TerraForm Global, Inc. merged with and into an affiliate of Brookfield, with TerraForm Global, Inc. continuing as the surviving corporation in the merger, and it became a wholly-owned subsidiary of Orion Holdings. As a result, TerraForm Global, Inc. was no longer a controlled affiliate of SunEdison and instead was a controlled affiliate of Brookfield as of December 31, 2017 (and was again an affiliate of the Company). There is no right of set-off with respect to the receivable from TerraForm Global, Inc. and the payables to the Brookfield affiliates, and thus this receivable is separately reported in due from affiliate in the consolidated balance sheet.

As a result of the SunEdison Bankruptcy, the Company recognized an $11.3 million loss on investment within loss on investments and receivables - affiliate in the consolidated statement of operations for the year ended December 31, 2015 as a result of residential project cancellations. Further, the Company recognized an additional $1.8 million, $3.3 million and $4.8 million loss within loss on investments and receivables - affiliate for the years ended December 31, 2017, 2016 and 2015, respectively, related to the write-off of outstanding receivables from the SunEdison Debtors.

 Net SunEdison Investment

During the years ended December 31, 2017, 2016 and 2015, SunEdison made net contributions to Terra LLC pursuant to the related party agreements discussed above and in connection with drop down acquisitions. The following table illustrates the detail of Net SunEdison investment for the years ended December 31, 2017, 2016 and 2015 as reported on the consolidated statements of stockholders’ equity:

	Year ended December 31,
(in thousands)	2017	2016	2015
General and administrative expenses - affiliate[1]	$6,154	$7,666	$51,330
Failed deal costs[2]	-	-	6,069
Interest payment agreement[3]	-	-	18,597
First Wind capital expenditures and O&M labor fees[4]	-	-	4,303
TerraForm Power, Inc. equity awards distributed to SunEdison[5]	(3,372)	(3,369)	(10,509)
Deemed contribution related to acquisitions from SunEdison[6]	-	19,517	41,773
Lindsay debt repayment[7]	-	-	40,306
Other[8]	6,986	1,586	1,532
Net SunEdison investment	$9,768	$25,400	$153,401

(1)
Represents costs incurred by SunEdison for services provided to the Company pursuant to the SunEdison MSA in excess of cash paid or payable to SunEdison, as well as stock-based compensation expense related to equity awards in the stock of SunEdison, Inc. and TerraForm Global, Inc. that was allocated to the Company (as discussed in Note 16 to the consolidated financial statements in the Company’s annual report on Form 10-K). The Company did not pay SunEdison the $7.0 million base management fee that it was contractually obligated to in 2016 as the amount the Company had to pay third party service providers to cover the services that SunEdison stopped providing exceeded this contractual amount. Since this fee was not paid to SunEdison as of December 31, 2016, it was recorded within Due to affiliates, net and as a reduction to the net equity contribution from SunEdison. Pursuant to the Settlement Agreement and upon the consummation of the Merger on October 16, 2017, this liability was written off to additional paid-in capital as discussed under Due to affiliates, net above.

(2)	Represents acquisition costs related to failed deals that were paid by SunEdison. Such costs were reimbursable by SunEdison under the SunEdison MSA.

(3)
Represents contributions received pursuant to an interest payment agreement with SunEdison. $8.0 million of the amount for the year ended December 31, 2015 was not received in cash from SunEdison until February 3, 2016 and a receivable from SunEdison was recorded as of December 31, 2015.

(4)
Represents contributions received for capital expenditures and O&M labor fees in excess of budgeted amounts for certain of the Company’s wind power plants, which SunEdison committed to reimburse the Company for in conjunction with the First Wind Acquisition.

(5)	Represents stock-based compensation cost related to equity awards in the Company’s stock which was allocated to SunEdison and TerraForm Global, Inc.

(6)	Represents the difference between the cash purchase price and historical cost of the net assets acquired from SunEdison for projects that achieved final funding during the respective year.

(7)
SunEdison repaid the remaining outstanding principal balance and interest due on the SunE Perpetual Lindsay construction term loan on the Company’s behalf as required pursuant to the terms of a project investment agreement entered into prior to the IPO of the Company.

(8)
Amount for the year ended December 31, 2017 represents cash received from SunEdison in satisfaction of outstanding claims made under engineering, procurement and construction contracts as discussed above.

Historical Distributions to SunEdison

During the year ended December 31, 2015, Terra LLC paid distributions of $58.3 million to SunEdison, its Class B unit holder at that time. No distributions were paid to SunEdison during the years ended December 31, 2017 or 2016.

Historical Incentive Distribution Rights of SunEdison

Immediately prior to the completion of the IPO on July 23, 2014, Terra LLC entered into the Amended and Restated Operating Agreement of Terra LLC which granted SunEdison 100% of the IDRs of Terra LLC. IDRs represented the right to receive increasing percentages (15.0%, 25.0% and 50.0%) of Terra LLC’s quarterly distributions after the Class A Units, Class B units and Class B1 units of Terra LLC (as applicable) received quarterly distributions in an amount equal to $0.2257 per unit and the target distribution levels were achieved. SunEdison held 100% of the IDRs from the completion of the IPO up until the consummation of the Merger. There were no payments for IDRs made by the Company during the years ended December 31, 2017, 2016 and 2015.

As discussed in Note 1 to the consolidated financial statements in the Company’s annual report on Form 10-K, SunEdison transferred all of the outstanding IDRs of Terra LLC held by SunEdison or certain of its affiliates to Brookfield IDR Holder at the effective time of the Merger, and the Company and Brookfield IDR Holder entered into an amended and restated limited liability company agreement of Terra LLC as discussed below under Brookfield Sponsorship Transaction, which adjusted the distribution thresholds and percentages applicable to the Terra LLC IDRs.

Brookfield Sponsorship Transaction

Pursuant to the merger and sponsorship transaction agreement, at or prior to the effective time of the Merger that occurred on October 16, 2017, the Company and Orion Holdings (or one of its affiliates), among other parties, entered into a suite of agreements providing for sponsorship arrangements, as are more fully described below.

Brookfield Master Services Agreement

In connection with the consummation of the Merger, the Company entered into a master services agreement with Brookfield and certain affiliates of Brookfield (the “Brookfield MSA”) pursuant to which the Service Providers provide certain management and administrative services to the Company, including the provision of strategic and investment management services. As consideration for the services provided or arranged for by Brookfield and certain of its affiliates pursuant to the master services agreement, the Company will pay a base management fee on a quarterly basis that will be paid in arrears and calculated as follows:

•
for each of the first four quarters following the closing date of the Merger, a fixed component of $2.5 million per quarter (subject to proration for the quarter including the closing date of the Merger) plus 0.3125% of the market capitalization value increase for such quarter;

•	for each of the next four quarters, a fixed component of $3.0 million per quarter plus 0.3125% of the market capitalization value increase for such quarter; and

•	thereafter, a fixed component of $3.75 million per quarter plus 0.3125% of the market capitalization value increase for such quarter.

For purposes of calculating the quarterly payment of the base management fee, the term market capitalization value increase means, for any quarter, the increase in value of the Company’s market capitalization for such quarter, calculated by multiplying the number of outstanding shares of Class A common stock as of the last trading day of such quarter by the difference between (x) the volume-weighted average trading price of a share of Class A common stock for the trading days in such quarter and (y) $9.52. If the difference between (x) and (y) in the market capitalization value increase calculation for a quarter is a negative number, then the market capitalization value increase is deemed to be zero.

Pursuant to the Brookfield MSA, the Company recorded a $3.4 million charge within general and administrative expenses - affiliate in the consolidated statement of operations for the year ended December 31, 2017 with an offsetting payable within due to affiliates, net in the consolidated balance sheet as of December 31, 2017.

Relationship Agreement

In connection with the consummation of the Merger, the Company entered into a relationship agreement (the “Relationship Agreement”) with Brookfield, which governs certain aspects of the relationship between Brookfield and the Company. Pursuant to the Relationship Agreement, Brookfield agrees that the Company will serve as the primary vehicle through which Brookfield and certain of its affiliates will own operating wind and solar assets in North America and Western Europe and that Brookfield will provide, subject to certain terms and conditions, the Company with a right of first offer on certain operating wind and solar assets that are located in such countries and developed by persons sponsored by or under the control of Brookfield.

Governance Agreement

In connection with the consummation of the Merger, the Company entered into a governance agreement (the “Governance Agreement”) with Orion Holdings and any controlled affiliate of Brookfield (other than the Company and its controlled affiliates) that by the terms of the Governance Agreement from time to time becomes a party thereto. The Governance Agreement establishes certain rights and obligations of the Company and controlled affiliates of Brookfield that own voting securities of the Company relating to the governance of the Company and the relationship between such affiliates of Brookfield and the Company and its controlled affiliates.

Brookfield Registration Rights Agreement

The Company also entered into a registration rights agreement (the “Brookfield Registration Rights Agreement”) on October 16, 2017 with Orion Holdings. The Brookfield Registration Rights Agreement governs Orion Holdings’ and the Company’s rights and obligations with respect to the registration for resale of all or a part of the Class A shares that Orion Holdings now holds following the Merger.

New Terra LLC Agreement

As discussed above, SunEdison transferred all of the outstanding IDRs of Terra LLC held by SunEdison or certain of its affiliates to Brookfield IDR Holder at the effective time of the Merger, and the Company and Brookfield IDR Holder entered into an amended and restated limited liability company agreement of Terra LLC (the “New Terra LLC Agreement”). The New Terra LLC Agreement, among other things, resets the IDR thresholds of Terra LLC to establish a first distribution threshold of $0.93 per share of Class A common stock and a second distribution threshold of $1.05 per share of Class A common stock. As a result of this amendment and restatement, amounts distributed from Terra LLC will be distributed on a quarterly basis as follows:

•	first, to the Company in an amount equal to the Company’s outlays and expenses for such quarter;

•
second, to holders of Class A units, until an amount has been distributed to such holders of Class A units that would result, after taking account of all taxes payable by the Company in respect of the taxable income attributable to such distribution, in a distribution to holders of shares of Class A common stock of $0.93 per share (subject to adjustment for distributions, combinations or subdivisions of shares of Class A common stock) if such amount were distributed to all holders of shares of Class A common stock;

•
third, 15% to the holders of the IDRs and 85% to the holders of Class A units until a further amount has been distributed to holders of Class A units in such quarter that would result, after taking account of all taxes payable by the Company in respect of the taxable income attributable to such distribution, in a distribution to holders of shares of Class A common stock of an additional $0.12 per share (subject to adjustment for distributions, combinations or subdivisions of shares of Class A common stock) if such amount were distributed to all holders of shares of Class A common stock; and

•	thereafter, 75% to holders of Class A units and 25% to holders of the IDRs.

Backstop Agreement with Brookfield

On February 6, 2018, we entered into a support agreement with Brookfield. Pursuant to this agreement, Brookfield agreed that, if requested by us, Brookfield and/or its affiliates would provide a backstop to us for up to 100% of the Equity Offering of up to $400 million if the offering price per Class A share of our common stock in the Equity Offering equals the five-day volume weighted average price of the Class A shares ending the trading day prior to our announcement of the Tender Offer, which was $10.66 per share. Brookfield’s obligations in relation to the provision of the Backstop under the support agreement are subject to successful commencement of the Tender Offer and to prior effectiveness of a registration statement, if required, that we would file in connection with the Equity Offering and such obligation would not apply to any Equity Offering commenced prior to May 1, 2018 or after September 30, 2018.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT AND NON-AUDIT FEES
The following table represents aggregate fees billed or to be billed to us for the fiscal years ended December 31, 2017 and December 31, 2016 by KPMG LLP, our principal independent registered public accounting firm during such periods.

	Year ended December 31,
(in thousands)	2017	2016
Audit fees (1)	$8,286.8	$8,116.4
Tax fees	244.9	382.0
All other fees	-	-
Total	$8,531.7	$8,498.4
————

(1)
This category includes KPMG LLP’s audit of our annual consolidated financial statements and review of financial statements included in our quarterly reports on Form 10-Q, comfort letter procedures and consents. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or review of interim financial statements and reimbursed expenses billed.

All fees described above were approved by our Audit Committee.
ENGAGEMENT OF ERNST & YOUNG LLP AS PRINCIPAL ACCOUNTANTS OF THE COMPANY.
On March 13, 2018, KPMG LLP was dismissed and Ernst & Young LLP was engaged as principal accountants of the Company. Please see the section titled “PROPOSAL 2 RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018” below for additional information.
PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee pre-approves specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REVIEW OF TERRAFORM POWER’S AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017
The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended December 31, 2017.
The Audit Committee has discussed with representatives of KPMG LLP the matters required to be discussed with them under the applicable provisions of the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard A.S. 1301 (Communications with Audit Committees).
The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence and the Audit Committee has discussed the independence of KPMG LLP with that firm.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K, for the fiscal year ended December 31, 2017 for filing with the SEC.
Dated April 30, 2018
Submitted by:
Christian S. Fong, Chairperson
Mark “Mac” McFarland
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of TerraForm Power under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board currently consists of seven directors, each of whom shall hold office for a term of one year or until his or her successor is duly elected and qualified. Each director will be elected by an affirmative vote of the majority of votes cast by a plurality of the votes cast in the election of directors at the Annual Meeting, either in person or represented by properly authorized proxy; provided that, if the number of director nominees at the Annual Meeting exceeds the number of directors to be elected, then each director shall be elected by a plurality of the votes cast. This means that the number of shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” such nominee. However, if there are more than seven nominees at the Annual Meeting, the seven nominees who receive the largest number of “FOR” votes cast will be elected as directors. Stockholders cannot cumulate votes in the election of directors. Pursuant to our Certificate of Incorporation, Abstentions and broker non-votes will have no effect on this proposal.
As of the Record Date, Orion Holdings held approximately 51% of the shares of our Class A common stock. With respect to the stockholder election of our three independent directors (Ms. Burke and Messrs. Fong and McFarland), Orion Holdings is required by our Certificate of Incorporation to vote (or abstain from voting) its shares of Class A common stock in the same proportion as all other shares of Class A common stock that are voted (or abstained from voting) by the Minority Shareholders at the Annual Meeting. This means that, with respect to the election of Ms. Burke and Messrs. Fong and McFarland, the number of shares voted “FOR” each of Ms. Burke and Messrs. Fong and McFarland by the Minority Shareholders must exceed the number of shares voted “AGAINST” each of Ms. Burke and Messrs. Fong and McFarland by the Minority Shareholders. However, if there are more than three independent director nominees at the Annual Meeting, the three independent nominees who receive the largest number of “FOR” votes cast by the Minority Shareholders will be elected as directors.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. However, if you are the beneficial owner of the shares, which means that your shares are held by a brokerage firm, bank, dealer, or other similar organization as your nominee, your shares will not be voted for the election of directors unless you have provided voting instructions to your nominee. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our current Board, if any. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.
NOMINEES FOR DIRECTORS

Name	Positions and Offices Held With the Company
Brian Lawson	Chairman
Carolyn Burke	Director
Christian S. Fong	Director
Harry Goldgut	Director
Richard Legault	Director
Mark “Mac” McFarland	Director
Sachin Shah	Director
We have determined that each of these director nominees possesses the requisite communication skills, personal integrity, business judgment, ability to make independent analytical inquiries, and willingness to devote adequate time and effort necessary to serve as an effective member of our Board. Other specific experiences, qualifications, attributes or skills of nominees that contributed to our conclusion that the nominees should serve as directors are noted above.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE NOMINEES FOR DIRECTORS:
CAROLYN BURKE, CHRISTIAN S. FONG, HARRY GOLDGUT, BRIAN LAWSON,

RICHARD LEGAULT, MARK “MAC” MCFARLAND AND SACHIN SHAH

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2018
On March 13, 2018, Ernst & Young LLP was engaged and KPMG LLP was dismissed as principal accountants of the Company. The Audit Committee approved the dismissal of KPMG LLP as the Company’s independent registered public accounting firm. KPMG LLP has been the independent registered public accounting firm for the Company since its initial public offering in July of 2014.
During the two fiscal years ended December 31, 2017, and the subsequent interim period through March 13, 2018, there were no (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events, except that the reports of KPMG on the effectiveness of internal control over financial reporting of the Company as of December 31, 2017 and 2016 identified material weaknesses in internal control over financial reporting. See Exhibits 16.1 and 16.2 to the Company’s Form 8-K for a copy of KPMG’s reports on the effectiveness of internal control over financial reporting of the Company as of December 31, 2016 and 2017, respectively.
The audit reports of KPMG on the consolidated financial statements of TerraForm Power, Inc. and subsidiaries as of and for the years ended December 31, 2017 and 2016, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s report on the consolidated financial statements of TerraForm Power, Inc. and subsidiaries as of and for the year ended December 31, 2016, contained a separate paragraph stating that “The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, SunEdison, Inc. (the Company’s sponsor) and certain of its affiliates filed for bankruptcy on April 21, 2016. The risk of substantive consolidation of the Company with SunEdison, Inc. and inclusion in the SunEdison, Inc. bankruptcy, as well as existing covenant defaults and risks of future covenant defaults under a number of the Company’s financing arrangements also discussed in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.” The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2017 and 2016 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s reports indicate that the Company did not maintain effective internal control over financial reporting as of December 31, 2017 and 2016 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contain an explanatory paragraph indicating the material weaknesses identified (as described above).
The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE RATIFICATION THE APPOINTMENT OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

PROPOSAL 3
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act and the SEC’s rules thereunder, the Board is asking stockholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosures. This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Board of Directors urges stockholders to read the Compensation Discussion and Analysis included in this Proxy Statement, which describes the compensation of our named executive officers in detail. The Board also urges stockholders to review the Summary Compensation Table and other compensation tables and the narrative disclosures accompanying the tables appearing included in this Proxy Statement, which provide detailed information about the compensation of our named executive officers.

A vote on this resolution, commonly referred to as a Say-on-Pay resolution, is not binding on the Board of Directors or the Company. Although the vote is advisory in nature and non-binding, the Board of Directors will review and consider the voting results on this proposal when evaluating future compensation of our named executive officers to the extent determined by the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE ADVISORY APPROVAL OF
THE COMPENSATION PAID TO
OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4
APPROVAL OF THE ISSUANCE OF UP TO 61,000,000 ADDITIONAL SHARES OF CLASS A COMMON STOCK PURSUANT TO NASDAQ LISTING RULES 5635(A) AND (D)
We intend to issue additional shares of our Class A common stock pursuant to the Equity Offering in connection with our voluntary tender offer to acquire 100% of the outstanding shares of Saeta Yield, S.A. It is anticipated that a Brookfield entity will acquire a number of shares of Class A common stock equal to at least 51% of the total number of shares sold in the Equity Offering and any related private placement, such that, following the Equity Offering and any concurrent private placement, Brookfield and/or its affiliates are expected to continue to own at least 51% of the Company’s Class A shares. In addition, the Company has entered into the Support Agreement with Brookfield. Pursuant to the Support Agreement, Brookfield agreed that, if requested by the Company, Brookfield and/or its affiliates would provide a backstop to the Company for up to 100% of an equity offering of up to $400 million of shares of Class A common stock if the offering price per Class A Share of the Company in such equity offering equals the five-day volume weighted average price of the shares of Class A Common Stock ending the trading day prior to the Company’s announcement of the Tender Offer, which was $10.66 per share. If the Company determines that it is beneficial for the Company to do so, the Company intends to request that Brookfield and/or its affiliates purchase shares of Class A common stock pursuant to the Backstop under the Support Agreement. In addition, we may also elect to sell Brookfield or its affiliates shares in excess of 51% of the total number of shares sold, either in a private placement or as a purchaser in the public offering, even if the offering price is higher than $10.66 per share, to the extent Brookfield or its affiliates desire to purchase those additional shares.

               Depending on the final terms of the Equity Offering, the purchase of shares of Class A common stock pursuant to the Backstop under the Support Agreement or the purchase of any additional shares of Class A common stock in excess of the amount covered by the Backstop under the Support Agreement, we may issue shares of our Class A common stock in a transaction requiring stockholder approval under Nasdaq Listing Rules 5635(a) and (d).

               If stockholders approve the issuance of additional shares of Class A common stock in a manner that would require approval pursuant to Nasdaq Listing Rules 5635(a) and (d), we may issue up to 61,000,000 additional shares of our Class A common stock in connection with the Tender Offer in the manner described above. The Additional Shares may be issued to Brookfield and/or its affiliates and may be issued either pursuant to the Equity Offering or a private placement. This could include selling Brookfield or its affiliates shares of Class A common stock in excess of the $400 million covered by the Backstop up to a total of approximately $650 million, either in a private placement or as a purchaser in the public offering, to the extent it is determined to be beneficial to the Company’s liquidity, and to the extent Brookfield and/or its affiliates desire to purchase those additional shares. The total amount of shares that could be sold to Brookfield and/or its affiliates pursuant to the Backstop or otherwise could be up to approximately $650 million, assuming the offering is made at $10.66 per share.

               Stockholder approval pursuant to Nasdaq Listing Rules 5635(a) and (d) requires the affirmative vote of the majority of votes cast on the proposal at the Annual Meeting, either in person or represented by properly authorized proxy.  This means that the number of shares voted “FOR” the Share Issuance Proposal must exceed the number of shares voted “AGAINST” the Share Issuance Proposal. Abstentions and broker non-votes will have no effect on the Share Issuance Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE APPROVAL OF THE ISSUANCE OF UP TO 61,000,000 ADDITIONAL SHARES OF CLASS A COMMON STOCK PURSUANT TO NASDAQ LISTING RULES 5635(A) AND (D).

ADDITIONAL INFORMATION
STOCKHOLDER PROPOSALS AND NOMINATIONS
Requirements for Stockholder Proposals to be Considered for Inclusion in Next Year’s Proxy Materials
Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2019 annual meeting of stockholders must be received no later than January 10, 2019 or such other date as the Company may announce as a reasonable time before the Company begins to print and send its proxy materials for the 2019 annual meeting of stockholders in the event that the anniversary of the 2019 annual meeting is changed by more than thirty days from the date of the 2018 Annual Meeting. In addition, all proposals will need to comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to our principal executive offices, at TerraForm Power, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814, or by facsimile at 240-762-7900.
Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting
Notice of any director nomination or other proposal that you intend to present at the 2019 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2019 annual meeting of stockholders, must be delivered to, or mailed and received at, our principal executive offices, at TerraForm Power, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814, or by facsimile at 240-762-7900 not earlier than the close of business on May 12, 2018 and not later than the close of business on April 12, 2019. However, if the date of the 2019 annual meeting of stockholders is advanced more than 30 days prior to the first anniversary of the 2018 Annual Meeting or delayed more than 70 days after such anniversary date, then such notice must be received by us no earlier than 120 days prior to the date of the 2019 annual meeting of stockholders and no later than the later of 90 days prior to the date of the 2019 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the meeting was first made by us. In addition, your notice must set forth the information required by our bylaws with respect to each director nomination or other proposal that you intend to present at the 2019 annual meeting of stockholders. Copies of the provisions of our bylaws applicable to stockholder nominations and proposals will be forwarded to any stockholder upon written request.
HOUSEHOLDING OF PROXY MATERIALS
Certain stockholders who share an address are being delivered only one copy of this Proxy Statement unless we or one of our mailing agents have received contrary instructions.
Upon the written or oral request of a stockholder at a shared address to which a single copy of this Proxy Statement was delivered, we will promptly deliver a separate copy of such document to the requesting stockholder. Written requests should be made to TerraForm Power, Inc., Investor Relations, 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814 and oral requests may be made by calling us at 240-762-7700.
Stockholders sharing an address who are receiving multiple copies of this Proxy Statement and the Annual Report may request delivery of a single copy of such documents by writing to us at the address above or calling us at the telephone number above.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 23, 2018
The Proxy Statement and the Annual Report are available on our website at http://www.terraformpower.com.
OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

By: /s/ Andrea Rocheleau
Name: Andrea Rocheleau
Title: General Counsel and Secretary

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TERP18**

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E48218-P10472 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TERRAFORM POWER, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Brian Lawson
02) Carolyn Burke
03) Christian S. Fong
04) Harry Goldgut
05) Richard Legault
06) Mark "Mac" McFarland
07) Sachin Shah

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E48219-P10472

TERRAFORM POWER, INC.
Annual Meeting of Stockholders
May 23, 2018, 3:30 P.M.
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John Stinebaugh, Matthew Berger, Valerie Hannah and Andrea Rocheleau, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TERRAFORM POWER, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 3:30 P.M., Eastern Time, on May 23, 2018, at www.virtualshareholdermeeting.com/TERP18, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side